As filed with the Securities and Exchange Commission on March 18 , 2022

Registration No. 333-261437

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

QRONS INC.
(Exact name of registrant as specified in its charter)

Wyoming	2836	81-3623646
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

	28-10 Jackson Avenue #26N Long Island City, New York 11101 (212) 945-2080 Email: jmeer@qrons.com
	(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jonah Meer
Chief Executive Officer
Qrons Inc.
28-10 Jackson Avenue #26N
Long Island City, New York 11101
(212) 945-2080
Email: jmeer@qrons.com
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
__________________________
Copies to:
Nancy Brenner, Esq.
Brenner & Associates, PLLC
 1 Kensington Gate
Suite 106
Great Neck, NY 11021
(917) 282-4272
Email: nbrenneresq@gmail.com

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

EXPLANATORY NOTE

On December 1, 2021, we filed a registration statement with the Securities and Exchange Commission (the “SEC”), on Form S-1 (File No. 333-261437), as amended on January 3, 2022 (the “Registration Statement”). The Registration Statement for the offer of up to 2,500,000 shares of common stock by the Company and the registration for resale by the selling stockholders identified in the prospectus an aggregate of 3,651,429 shares of our common stock, par value $0.0001 per share was declared effective by the SEC on January 10,2022. This post-effective amendment is being filed to (i) include the Company’s financial statements for the year ended December 31, 2021; and (ii) update certain other information in the prospectus.

No additional securities are being registered under this post-effective amendment. All applicable registration and filing fees were paid at the time of the original filing of the Registration Statement on December 1, 2021.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 18 , 2022

PROSPECTUS
QRONS INC.

Offer of up to 2,500,000 shares of common stock offered by the Company and 3,651,429 shares offered by Selling Shareholders

We are offering to sell up to 2,500,000 shares of common stock in a self-underwritten primary offering at a fixed price of $0.70 per share for a period of two years from the effective date of this prospectus (the “Offering”). The Offering will terminate on the earlier of (i) the date when the sale of all 2,500,000 shares is completed, (ii) when the board of directors of the Company decides that it is in the best interest of the Company to terminate the Offering prior the completion of the sale of all 2,500,000 shares registered under the Registration Statement of which this prospectus is part or (iii) two years after the effective date of this prospectus.

This prospectus also relates to the offer and sale of 3,651,429 shares of  common stock by the holders  identified in this prospectus or their assigns (each a “Selling Shareholder” and, collectively, the “Selling Shareholders”), which includes (i) 295,000 shares issuable upon the exercise of warrants (“Warrants”) at an exercise price of $1.00 per share (the “Warrant Shares”) and (ii) 490,000 shares issuable upon the conversion of promissory notes (the “Conversion Shares”). The Company will realize no proceeds from sales of common stock by the Selling Shareholders. However, if the Selling Shareholders exercise their Warrants for cash then in the future, we may receive up to an aggregate of $295,000 in additional proceeds upon the exercise of the Warrants.

The Selling Shareholders may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale or other disposition of the shares of common stock covered by this prospectus.

The Company intends to maintain the current status and accuracy of this prospectus and to allow the Company to offer and sell the shares for a period of up to two years, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission (the “SEC”).

All costs incurred in the registration of the shares offered pursuant to this prospectus are being borne by the Company.

The Company does not have any current arrangements nor entered into any agreements with any underwriters, broker-dealers or selling agents for the sale of the shares in the Offering. If the Company can locate and enter into any such arrangement(s), the shares will be sold through such licensed underwriter(s), broker-dealer(s) and/or selling agent(s).

The Company will offer the shares in its Offering directly without payment to any officer or director of any commission or compensation for sale of the shares.

The Selling Shareholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Shareholders may sell any, all or none of the securities offered by this prospectus, and we do not know when or in what amount the selling shareholders may sell their shares hereunder following the effective date of this registration statement. We provide more information about how a selling shareholder may sell its shares in the section titled “Plan of Distribution”.

Our common stock is quoted on the OTCQB under the symbol "QRON". On February 24, 2022 , the last reported sale price for our common stock was $0.50 per share.

We are an "emerging growth company," as that term is used in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”).

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE SECTION ENTITLED "RISK FACTORS" IN THIS PROSPECTUS BEGINNING ON PAGE 4.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2022

You should rely only on the information contained in this prospectus, and any supplement or amendment to this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with additional or different information. Neither we nor the selling stockholders take responsibility for, nor can provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our shares or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to the Offering and Selling Shareholders Offering and the distribution of this prospectus applicable to that jurisdiction.

This Prospectus relates to two separate offerings. The first is a public offering of up to 2,500,000 shares of our common stock to be offered and sold directly by the Company at a fixed price of $0.70 per share (the “Offering”). The second is an offering by certain Selling Shareholders (the “Selling Shareholders Offering”) of an aggregate of 3,651,429 shares of our common stock held by the Selling Shareholders. Certain sections and disclosure in the prospectus relate specifically to either the Offering or the Selling Shareholders Offering, as indicated in the prospectus.

Investors should rely only on the information contained in this prospectus or contained in any prospectus supplement or free writing prospectus to be filed with the Securities and Exchange Commission (the “SEC”). Neither the Company nor the Selling Shareholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC. The Selling Shareholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of its date, regardless of the date of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

As used in this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” the “Company,” and “our company” refer to Qrons Inc., a Wyoming corporation.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus carefully, especially the “Risk Factors,” and our financial statements and the accompanying notes to those statements, included elsewhere in this prospectus, before making an investment decision.

Overview

We were incorporated under the laws of the State of Wyoming on September 22, 2016 as BioLabMart Inc. and changed our name to Qrons Inc. on September 8, 2017.

We are an innovative biotechnology company dedicated to developing biotech products, treatments and technologies that create a platform to combat neuronal diseases. We seek to engage in strategic arrangements with companies and institutions that are developing breakthrough technologies in the fields of artificial intelligence (“AI”), machine learning (“ML”), molecular biology, stem cells and tissue engineering, for deployment in the fight against neuronal diseases. Our search is focused on researchers based in Israel, a country which is world-renowned for biotech innovations.

To date, the Company has collaborated with universities and scientists in the fields of regenerative medicine, tissue engineering and 3D printable hydrogels to develop a treatment that integrates proprietary, engineered mesenchymal stem cells (“MSCs”), 3D printable implant, smart materials and a novel delivery system and has two product candidates for treating penetrating and non-penetrating (concussion-like) traumatic brain injuries (“TBIs”), both integrating proprietary, anti-brain inflammation synthetic hydrogel and modified MSCs.

We have not generated any revenue from the sale of products.

The Company has relied primarily on its two co-founders, Jonah Meer, Chief Executive Officer, and Ido Merfeld, President, who are its sole officers and directors to manage its day-to-day business and has outsourced professional services to third parties in an effort to maintain lower operational costs.

Messrs. Meer and Merfeld, as the holders of the Company’s issued and outstanding shares of the Company’s Class A Preferred Stock, collectively have 66 2/3% of the voting rights of the Company. Acting together, they will be able to influence the outcome of all corporate actions requiring approval of our stockholders.

COVID-19

The COVID-19 pandemic has had an adverse impact on the research and development of our product candidates. Research facilities at Dartmouth were subject to closures as well as laboratories at Ariel in Israel during fiscal 2020.  This resulted in our discontinuing our research at these Universities and was part of our decision to adjust our research to be collaborative and to seek aligning with third parties to advance our expanded goals.  We do not currently know the full extent of potential delays of research in the future as a result of the continuing pandemic restrictions.

COVID-19 also caused significant disruptions to the global financial markets, particularly in early 2020, which severely impacted our ability to raise additional capital. This resulted in our terminating our employees in April 2020 in an effort to conserve resources as we evaluated our business development efforts.  The ultimate impact on us and our research relationships is currently uncertain. We may be required to further reduce operations or cease operations if we are unable to finance our operations.

Management is actively monitoring the situation but given the continued evolution of the COVID-19 outbreak, the Company is not able to fully estimate the effects of the COVID-19 outbreak on its planned operations or financial condition in the next 12 months. However, while significant uncertainty remains, the Company believes it is likely that the COVID-19 outbreak will have a negative impact on its ability to raise additional financing and will result in delays as it continues to impact the Company’s development efforts.

Risk Factors

Our business is subject to a number of risks. You should be aware of these risks before making an investment decision. These risks are discussed more fully in the section of this prospectus titled “Risk Factors,” which begins on page 4 of this prospectus and includes:

•
We have a history of losses; We have incurred significant losses since inception and we expect to incur losses over the next several years and may not be able to achieve or sustain revenues or profitability in the future;

•	We will be required to raise significant additional financing;

•	We have a significant amount of indebtedness;
•	Our independent public accounting firm has expressed substantial doubt about our ability to continue as a going concern;
•	Because our product candidates are in an early stage of development, there is a high risk of failure, and we may never succeed in developing marketable products or generating product revenues;

•	We may be unable to protect our intellectual property;

•	Market acceptance of our products is still uncertain;

•	Investors in the Offering may lose their entire investment.

Corporate Information

Our principal executive offices are located at 28-10 Jackson Avenue, #26N Long Island City, New York 11101. Our telephone number is (212) 945-2080. Our website address is www.qrons.com. Information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.

THE OFFERING

Common stock outstanding prior to the Offering (as of March 18, 2022 )	13,289,789 shares

Shares of common stock offered by us in the Offering	2,500,000 shares

Offering price for shares sold in the Offering	$0.70

Common stock outstanding after completion of the Offering (assuming all of the shares have been sold and none of the shares offered by the Selling Shareholders have been issued)	15,789,789 shares

Common stock offered by the Selling Shareholders
3,651,429 shares, consisting of (i) 2,866,429 shares of our common stock issued and outstanding, (ii) 490,000 Conversion Shares issuable upon exercise of outstanding convertible promissory notes held by certain of the Selling Shareholders, and (iii) 295,000 shares of our common stock issuable upon exercise of Warrants held by certain of the Selling Shareholders.

Common stock outstanding after the Selling Shareholders Offering (assuming all of the shares offered in the Offering and all the shares offered by the Selling Shareholders have been issued and sold)	16,574,789

Use of proceeds
We intend to use the net proceeds from the Offering after deducting the estimated offering expenses for sales and marketing activities, product development, including through the use of strategic arrangements with companies and institutions making use of technologies, solutions or businesses that complement our business, and for working capital and general corporate purposes. See “Use of Proceeds” on page 22 of this prospectus.

We will not receive any proceeds from the sale of any shares by the Selling Shareholders in the Selling Shareholders Offering. However, if the Selling Shareholders exercise their Warrants for cash then in the future, we may receive up to an aggregate of $295,000 in additional proceeds upon the exercise of the Warrants.

OTCQB Symbol	Our common stock is presently quoted on the OTCQB Marketplace under the symbol “QRON.”
Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4.

Selling Shareholders Offering

The Selling Shareholders set forth herein, who are deemed to be statutory underwriters, are offering 3,651,429 of the Company’s common stock, consisting of (i) 2,000,000 shares issued to our officers and directors in consideration for founding the Company and services provided to us; (ii) an aggregate of 236,429 shares  issued to five shareholders between November 1, 2017 and August 27, 2020 in privately negotiated transactions at a purchase price per share between $0.25 and $1.00; (iii) 630,000 shares issued to scientific advisors and consultants for services provided to the Company; (iv) 490,000 shares to be issued upon the conversion of seven outstanding convertible notes; and (v) 295,000 shares to be issued upon the exercise of warrants. The Company will realize no proceeds from sales by the Selling Shareholders. The registration of the shares of our common stock in the Selling Shareholders Offering does not necessarily mean that any shares of our common stock will be sold by any of the Selling Shareholders, and we cannot predict when or in what amounts any of the Selling Shareholders may sell any of our shares of common stock offered by this prospectus. See the section of this prospectus entitled “Selling Shareholders” for additional information about the Selling Shareholders.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below may not be all of the risks facing our company. Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations. You could lose all or part of your investment due to any of these risks.

Risks Related to Our Company

We have incurred significant losses since inception, and we expect to incur losses over the next several years and may not be able to achieve or sustain revenues or profitability in the future

We were incorporated in Wyoming on September 22, 2016 and have a limited operating history. We have no tangible assets other than cash and cash equivalents. Since our inception, we have incurred significant net losses. Our net losses for the years ended December 31, 2020 and December 31, 2019 were $662,963 and $1,546,772, respectively. As of December 31, 2021 , our accumulated deficit was $8,801,427 . We expect to continue to incur substantial losses for the foreseeable future. We may never become profitable or, if achieved, be able to sustain profitability.

We are heavily dependent upon the ability and expertise of our Chief Executive Officer and President and the loss of such individuals could have a material adverse effect on our business, operating results or financial condition.

We terminated our employees in April 2020 as a result of COVID-19 restrictions.  We rely on Jonah Meer, our Chief Executive Officer, and Ido Merfeld, our President, for our operations, including our research and development activities. Our success is dependent upon the ability, expertise, judgment, discretion and good faith of these individuals. Any loss of the services of Mr. Meer or Mr. Merfeld would have a material adverse effect on our business, operating results or financial condition.

Our independent registered public accounting firm has included an explanatory paragraph expressing substantial doubt relating to our ability to continue as a going concern in its report on our audited financial statements.

In connection with our management's assessment, our report from our independent registered public accounting firm for the fiscal year ended December 31, 2021 includes an explanatory paragraph stating the Company has suffered recurring losses and has limited operations which raises substantial doubt about its ability to continue as a going concern.   While the Company raised proceeds of $100,000 during the year ended December 31, 2021 through issuance of a convertible promissory note, and $211,000 during the year ended December 31, 2020 by way of private offerings of common stock and warrants to accredited investors, loans and advances from its officers and directors and third-party short term loans, it does not believe its resources will be sufficient to meet its operating and capital needs beyond the second quarter of 2022. The Company expects it will require additional capital to fully implement the scope of its proposed business operations, which raises substantial doubt about its ability to continue as a going concern.  The Company will have to continue to rely on equity and debt financing, and/or continued support from its officers and directors. There can be no assurance that financing, whether debt or equity, will be available to the Company in the amount required at any particular time or for any particular period or, if available, that it can be obtained on favorable terms. In addition, if the Company is unable to obtain adequate financing due to the continued effect of COVID-19 on the capital markets, the Company may be required to reduce the scope, delay, or eliminate some or all of its planned operations.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. If we are unable to obtain sufficient funding, our business, prospects, financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern.

We have never generated revenues from product sales and anticipate that we will incur substantial net losses for the foreseeable future. We may never achieve or sustain profitability.

We have a limited operating history. We have had no revenues to date nor anticipate any in the foreseeable future. We have no products approved for commercial sale. Even if we are successful in developing a successful product and receiving FDA clearance and launching a product into the market, we expect to continue to incur substantial losses for the foreseeable future as we continue to sell and market singularly focused products and research and develop, and seek regulatory approvals for, other potential product candidates.

We are subject to all of the business risks and uncertainties associated with any new business enterprise, including under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources, lack of revenue and the risk that we will not achieve our growth objective. If sales revenue from any potential product candidates that receive marketing clearance from the FDA or other regulatory body is insufficient, if we are unable to develop and commercialize any of our potential product candidates, or if our product development is delayed, we may never achieve or sustain profitability.

We will require additional financing to carry out our plan of operations and if we are unable to obtain such financing, our business may fail.

We currently have limited working capital and liquid assets. We held cash totaling $ 35,065 as of December 31, 2021. To date, we have not generated any revenue from the sales of products. There are a number of conditions that we must satisfy before we will be able to generate revenue, including but not limited to the identification, successful testing and approval and development of a product. While we are currently seeking additional funding, we do not currently have sufficient resources to accomplish any of these conditions necessary for us to generate revenue. We will therefore require substantial additional funds in order to continue to conduct research and development and to obtain regulatory clearance and approval necessary to bring a product candidate to market, to establish effective marketing and sales capabilities and to develop other product candidates. Our existing capital resources will not be sufficient to enable us to fund the completion of the development and commercialization of our current our product candidate. We cannot determine with certainty the duration and completion costs of the current or future development and commercialization of our product candidate or if, when, or to what extent we will generate revenues from the commercialization and sale of our current product candidate or potential future product candidates for which we obtain regulatory approval. We may never succeed in achieving regulatory approval for our current product candidate and any potential future product candidates. We may be unable to raise the additional funding to finance our business on commercially reasonable terms, or at all. If we are unable to obtain additional financing as needed, we may be required to reduce the scope of our operations and pursue only those projects that can be funded through cash flows generated from its existing operations, if any.

Raising additional capital by issuing securities or through debt financings or licensing arrangements may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of such securities may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through strategic partnerships with third parties, we may have to relinquish valuable rights, future revenue streams, research programs, or otherwise grant licenses on terms that are not favorable to us. If we are unable to raise additional capital when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts, or grant rights to develop and market potential future product candidates that we would otherwise prefer to develop and market ourselves. Any of these events could adversely affect our ability to achieve our product development and commercialization goals.

We may have difficulty entering into, managing and maintaining strategic alliances with third parties.

Our growth strategy includes entering into strategic alliances with third parties to gain access and collaborate in new and innovative technologies. In particular, we seek to engage in strategic arrangements with companies and institutions that are developing breakthrough technologies in the fields of AI, ML, molecular biology, stem cells and tissue engineering, for deployment in the fight against neuronal diseases. Our search is focused on researchers based in Israel, a country which is world-renowned for biotech innovations. The process to collaborate with strategic partners may be time-consuming and costly. We expect to expend significant resources to undertake business, financial and legal due diligence and negotiate with potential partners, and there is no guarantee that we will be able to enter into such arrangements or that such strategic arrangements will ultimately increase our business. The anticipated benefits of these arrangements may never materialize, or we may not realize them in the time frame expected and performing under these arrangements may adversely affect our results of operations.

Ariel Scientific Innovations Ltd, a wholly owned subsidiary of Ariel University, in Ariel, Israel ("Ariel”) has a right to additional shares under its royalty agreement with the Company which will result in dilution of existing shareholders.

On November 30, 2019, the Company entered into the Royalty Agreement with Ariel which, among other things, superseded and terminated the license and research funding agreement, dated December 14, 2016, as amended, between the Company and Ariel. Upon the occurrence of an Exit Event, as such term is described in the Royalty Agreement, including an underwritten public offering of the Company’s shares with proceeds of at least $25 million, a consolidation, merger or reorganization of the Company, and a sale of all or substantially all of the shares and/or the assets of the Company, Ariel has the right to require the Company to issue up to 3% of the then issued and outstanding shares of its common stock. The issuance of any such shares in the future will result in dilution to the interests of other shareholders.

We currently only have two product candidates, which are still in development, and we have not applied for clearance from the FDA to commercially distribute the product in the United States or clearance from any countries outside the United States, and we may never obtain such clearances.

We currently are dependent on the potential development of two product candidates, relating to TBIs which are based on what we believe to be a novel stem cell system to repair and regenerate neuronal damage. We are still developing these products, and we cannot begin marketing and selling the product in the United States until we obtain clearances from the FDA. We have not yet submitted applications for regulatory clearance in the United States. The process of obtaining regulatory clearance is expensive and time-consuming and can vary substantially based upon, among other things, the type, complexity and novelty of a product. Changes in regulatory policy, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application may cause delays in the clearance of a product candidate or rejection of a regulatory application altogether. In addition, varying interpretations of the data obtained from pre-clinical and clinical testing could delay, limit, or prevent marketing authorization from the FDA or regulatory clearance of a product candidate. Any marketing authorization from the FDA or regulatory clearance we ultimately obtain may be limited or subject to restrictions or post-market commitments that render the product candidate not commercially viable. If our attempts to obtain marketing authorization are unsuccessful, we may be unable to generate sufficient revenue to sustain and grow our business.

We are and will continue to be dependent in significant part on outside scientists and third-party research institutions for our research and development.

We had two full-time employees and two part-time employees to perform the research and development necessary to commercialize what we believe to be our novel cell delivery system and potential future product candidates. However, due to the restrictions caused by the COVID-19 pandemic and its impact on our ability to raise additional capital for research and development, we terminated these employees in April 2020.  Dr. Liat Hammer continues to serve as our Director of Research on an as-needed basis to assist in our development goals. We currently outsource all professional services to third parties and  rely  on third-party research institution collaborators for research and development.

There is no guarantee that our work with Professor Chenfeng Ke of Dartmouth in our research related to 3D printable materials will continue.

We have been conducting a research study with Professor Chenfeng Ke of the Chemistry Department at Dartmouth, relating to Professor Ke's 3D printable materials in the field of human and animal health Should Professor Ke be unable or unwilling to continue such collaboration there can be no assurance that a suitable research partner can be found.

 The Intellectual Property Agreement with Dartmouth may be terminated in the event of a material breach by the Company.

Under the terms of the Intellectual Property Agreement, in the event of a material breach of the Agreement, Dartmouth may terminate the Agreement, after giving the Company 30 days to cure such breach. A material breach includes a breach of a payment obligation by the Company. If Dartmouth were to terminate the Agreement, we will be unable to develop and commercialize any potential products obtained through research done under the Agreement.

We may encounter substantial delays in our clinical trials, or our clinical trials may fail to demonstrate the safety and efficacy of our product candidate to the satisfaction of applicable regulatory authorities.

Before obtaining marketing approval from regulatory authorities for the sale of our product candidate, we must conduct extensive clinical trials to demonstrate the safety and efficacy of the product candidate. Clinical testing is expensive, time consuming and uncertain as to outcome. We cannot guarantee that clinical trials will be conducted as planned or completed on schedule, if at all. A failure of one or more clinical trials can occur at any stage of testing. Delays can be costly and could negatively affect our ability to complete a clinical trial. Since our research is done by third parties our control over the research process may be diminished. As we are dependent on third parties to conduct our clinical trials, we do not have complete control over the process, and issues with such third parties may result in further delays.

Our technology is a new "untested" form of neuronal regeneration and the medical community may not to adopt new therapies and technologies very rapidly, which may have a material adverse effect on our business and financial position.

The effectiveness of our product candidates which rely on stem cells and hydrogels to TBIs have not been established in studies conducted in a controlled environment designed to produce scientifically significant results. Accordingly, our technology is a new "untested", and therefore unproven, therapy. Unproven and untested technologies are usually more slowly adopted by the medical community as the medical community tends to be very conservative and does not adopt new "untested" therapies very rapidly. Physicians may elect not to use our products for a variety of reasons, including:

•	lack or perceived lack of evidence supporting the beneficial characteristics of our technology;

•	limited long-term data on the use of conditioned medium technology for therapy;

•	physicians' perception that there are insufficient advantages of our product relative to currently available products;

•	hospitals may choose not to purchase our product;
•	group purchasing organizations may choose not to contract for our product, thus limiting availability of our products to hospital purchasers;

•	lack of coverage or adequate payment from managed care plans and other third-party payers for our product;

•	Medicare, Medicaid or other third-party payers may limit or not permit reimbursement for our product; and

•	the development of or improvement of competitive products.

If we are able to commercialize our product and the medical community reacts in a similar fashion to adopting our  product candidates we will not be able to generate significant revenues, if any.

In order to be successful, we must expand our products beyond our product candidates by commercializing new potential product candidates, but we may not be able to do so in a timely fashion and at expected costs, or at all.

In order to be successful, we will need to expand our product line beyond our stem cell delivery system which is currently our only projected product candidate. To succeed in our commercialization efforts, we must effectively continue product development and testing, obtain regulatory clearances and approvals, and enhance our sales and marketing capabilities. There is no assurance that we will succeed in bringing our current or potential future product candidates to market. If we fail in bringing our product candidate to market, or experience delays in doing so, we will not generate revenues as planned and will need to curtail operations or seek additional financing earlier than otherwise anticipated.

The development of additional products is subject to the risks of failure inherent in the development of new, state of the art products based on new technologies. These risks include: (a) delays in product development or manufacturing; (b) unplanned expenditures for product development or manufacturing; (c) failure of new products to have the desired effect or an acceptable accuracy profile; (d) emergence of superior or equivalent products; (e) failure by any potential collaborative partners to successfully develop products; and (f) the dependence on third parties for the manufacture, development and sale of products. Our research and development efforts or those of potential collaborative partners may not result in any commercially viable products. If development efforts are not successful, or any products are not commercially successful, we are less likely to generate significant revenues, or become profitable.

We can provide no assurance that the development by others of new or improved products will not result in our present and future products from becoming obsolete.

The areas in which we plan to commercialize, distribute, and/or sell products involves rapidly developing technology. There can be no assurance that we will be able to establish ourselves in the field of unmet neural diseases, or, if established, that we will be able to maintain a market position, if any. There can be no assurance that the development by others of new or improved products will not make our present and future products, if any, superfluous or obsolete.

If our intellectual property protection is inadequate, competitors may gain access to our technology and undermine our competitive position.

We regard our intended and future intellectual property as important to our success, and we intend to rely on patent law to protect our proprietary rights. Despite our precautions, unauthorized third parties may copy certain portions of our products or reverse engineer or obtain and use information that we regard as proprietary. We intend to seek patents in the future. We do not know if any future patent application will be issued within the scope of the claims we seek, if at all, or whether any patents we receive will be challenged or invalidated. Thus, we cannot assure you that any intellectual property rights that we may receive can be successfully asserted in the future or that they will not be invalidated, circumvented or challenged. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting any proprietary rights we may receive in the United States or abroad may not be adequate and competitors may independently develop a similar technology. Any failure to protect our proprietary information and any successful intellectual property challenges or infringement proceedings against us could have a material adverse effect on our business, financial condition, or results of operations.

Our future success depends on our ability to obtain approval on a patent for our technology, failing which we may be unable to protect our proprietary information and any competitive advantage.

Our future success will depend, in part, on our ability to obtain patent approval for the technologies underlying our  product candidates. There can be no assurance that the patent applications made will result in the issuance of patents or that the term of the patents will be extendable after they expire in due course, which would prevent us from being able to protect our proprietary information and may have a material adverse effect on our business and financial condition.

Much of the know-how and technology that we have may not be patentable, though we believe they may constitute trade secrets. There can be no assurance, however, that we will be able to meaningfully protect our trade secrets. To help protect our intellectual property rights and proprietary technology, we will require employees, consultants, advisors and collaborators to enter into confidentiality agreements. There can be no assurance that these agreements will provide meaningful protection for our trade secrets, knowhow or other proprietary information in the event of any unauthorized use or disclosure.

We may become subject to litigation claims and legal proceedings, including intellectual property litigation, such as patent infringement claims, which could adversely affect our business.

In time we, as well as certain of our directors and officers, may become subject to claims or lawsuits. These lawsuits may result in significant legal fees and expenses and could divert management's time and other resources. If the claims contained in these lawsuits are successfully asserted against us, we could be liable for damages and be required to alter or cease certain of our business practices or development or commercialization of our product. Any of these outcomes could cause our business, financial performance and cash position to be negatively impacted.

Additionally, our commercial success will depend, in part, on not infringing on the patents or proprietary rights of others. There can be no assurance that the technologies and products used or developed by us will not infringe such rights. If such infringement occurs and we are not able to obtain a license from the relevant third party, we will not be able to continue the development, manufacture, use, or sale of any such infringing technology or product. There can be no assurance that necessary licenses to third-party technology will be available at all or on commercially reasonable term. In some cases, litigation or other proceedings may be necessary to defend against or assert claims of infringement or to determine the scope and validity of the proprietary rights of third parties. Any potential litigation could result in substantial costs to, and diversion of, our resources and could have a material and adverse impact on us.

An adverse outcome in any such litigation or proceeding could subject us to significant liabilities, require us to cease using the subject technology or require us to license the subject technology from the third party, all of which could have a material adverse effect on our business.

If our expenses are greater than anticipated, then we will have fewer funds with which to pursue our plan of operations and our financing requirements will be greater than anticipated.

We may find that the costs of carrying out our plan of operations are greater than we anticipate. Increased operating costs may cause the amount of financing that we require to increase. Investors may be more reluctant to provide additional financing if we cannot demonstrate that we can control our operating costs. There is no assurance that additional financing required as a result of our operating costs being greater than anticipated will be available to us. If we do not control our operating expenses, then we will have fewer funds with which to carry out our plan of operations with the result that our business may fail.

We may not be able to build an effective distribution network for our products.

We will likely need to rely on third party distributors to sell our product if and when developed. We cannot assure you that we will succeed in entering into and maintaining productive arrangements with an adequate number of distributors that are sufficiently committed to selling our products. The establishment of a distribution network is expensive and time consuming. If and when we launch new products and increase our marketing effort with respect to existing products, we will need to continue to retain skilled independent distributors with significant technical knowledge. In addition, the commissions we may pay any future distributors could increase over time which would result in higher sales and marketing expenses. Potential distributors may market and sell the products of our competitors. Even if the distributors market and sell products we may develop, our competitors may be able, by offering higher commission payments or other incentives, to persuade these distributors to reduce or terminate their sales and marketing efforts related to our products. The distributors may also help competitors solicit business from our existing customers. Some independent distributors may account for a significant portion of our sales volume, and, if we were to lose them, our sales could be adversely affected. Even if we engage and maintain suitable relationships with an adequate number of distributors, they may not generate revenue as quickly as we expect them to commit the necessary resources to effectively market and sell our products, or ultimately succeed in selling our products.

We will need to engage a source for the manufacture of our product and the loss of this third-party manufacture could harm our business.

We do not intend to do our own manufacturing, thus will need to engage a third-party to manufacture and supply our stem cell delivery system. This manufacturer will also hold our inventory, warehouse and ship our products to a distribution center which will ship to customers as well as handle customer service related tasks. Our reliance on a single third-party manufacturer to supply us with our product and a separate vendor to provide such other distribution and warranty services may expose us to other risks such as lack of coordination and mutuality of interests that could delay our sales or result in higher costs or lost product revenues. In particular, our manufacturer could:

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encounter difficulties in achieving volume production, quality control and quality assurance or suffer shortages of qualified personnel, which could result in their inability to manufacture sufficient quantities of our commercially available product to meet market demand, or it could experience similar problems that result in the manufacture of insufficient quantities of our product candidate; and

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fail to follow and remain in compliance with the FDA-mandated Quality System Regulations ("QSRs"), compliance which is required for all medical products or fail to document their compliance to QSRs, either of which could lead to significant delays in the availability of materials for our product.

If we are unable to obtain adequate supplies of our product that meet our specifications and quality standards, it will be difficult for us to compete effectively. We have no supply agreements in place with any and any future manufacturer may change the terms of any future orders or choose not to supply us with products in the future. Furthermore, if a manufacturer fails to perform its obligations, we may be forced to purchase our product from other third-party manufacturers, which we may not be able to do on reasonable terms or in sufficient time, if at all. In addition, if we are required to change manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer or the re-verification of an existing manufacturer could negatively affect our ability to produce and distribute our product in a timely manner.

If and when we sell our products, we may be liable for product liability claims and we may not carry sufficient product liability insurance.

The products that we intend to develop may expose us to potential liability from personal injury claims by end-users of the product. We intend to carry product liability insurance to protect us against the risk that in the future a product liability claim or product recall could materially and adversely affect our business. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our intended products. We cannot assure you that if and when we commence distribution of products that we will be able to obtain or maintain adequate coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims. Moreover, even if we maintain adequate insurance, any successful claim could materially and adversely affect our reputation and prospects, and divert management's time and attention. If we are sued for any injury allegedly caused by our future products our liability could exceed our total assets and our ability to pay the liability.

We qualify as an "emerging growth company" under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
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comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as "say-on-pay" and "say-on-frequency;" and
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disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive's compensation to median employee compensation.

We will remain an "emerging growth company" until December 31, 2023, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Since we have elected under Section 107 of the JOBS Act to use the extended transition period with respect to complying with new or revised accounting standards, our financial statements may not be comparable to companies that comply with public company effective dates making it more difficult for an investor to compare our results with other public companies.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 102(b)(2)(B) of the Act for complying with new or revised accounting standards. In other words, as an emerging growth company we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We are a small company with limited resources compared to some of our current and potential competitors and we may not be able to compete effectively.

There is potential that we will face intense competition from other companies, some of which can be expected to have longer operating histories and more financial resources and manufacturing and marketing experience than us. Increased competition by larger and better financed competitors could materially and adversely affect our business, financial condition and our results of operations.

To be competitive, we will require a continued high level of investment in research and development, marketing, sales and client support. We may not have sufficient resources to maintain research and development, marketing, sales and client support efforts on a competitive basis which could materially and adversely affect our business, financial condition and our results of operations.

We face significant competition from other biotechnology and pharmaceutical companies, and our operating results will suffer if we fail to compete effectively

The biopharmaceutical industry, and the rapidly evolving market for stem cell therapies in particular, is characterized by intense competition and rapid innovation. Our competitors may be able to develop other compounds or drugs that are able to achieve similar or better results. Our potential competitors include major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies, universities, and other research institutions. Many of our competitors have substantially greater financial, technical and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations as well as established sales forces. Smaller or early- stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our competitors, either alone or with collaborative partners, may succeed in developing, acquiring or licensing on an exclusive basis drug or biologic products that are more effective, safer, more easily commercialized, or less costly than our product candidates or may develop proprietary technologies or secure patent protection that we may need for the development of our technologies and products.

Even if we obtain regulatory approval of our product candidates, we may not be the first to market and that may affect the price or demand for our product candidates. Additionally, the availability and price of our competitors' products could limit the demand and the price we are able to charge for our product candidates. We may not be able to implement our business plan if the acceptance of our product candidates is inhibited by price competition or the reluctance of physicians to switch from existing methods of treatment to our product candidates, or if physicians switch to other new drug or biologic products or choose to reserve our product candidates for use in limited circumstances.

The costs to meet our reporting and other requirements as a public company subject to the Securities Exchange Act of 1934 are substantial and may result in us having insufficient funds to operate and expand our business.

As a public reporting company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, and will incur ongoing and significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. We will continue to incur costs associated with the rules implemented by the SEC and any other exchange on which our common stock may become listed. These rules and regulations will increase our legal and financial compliance costs and may make some activities more time-consuming and costly and as a result, we may not have sufficient funds to grow our operations. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, or as our executive officers.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of internal controls over financial reporting.

Our reporting obligations as a public company place a significant strain on our management and operational and financial resources and systems. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting may result in the loss of investor confidence in the reliability of our financial statements, which in turn may harm our business and negatively impact the trading price of our stock. Furthermore, we anticipate that we will continue to incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

Since our officers and directors work part-time for other companies, their other activities for those other companies may involve a conflict of interest with regard to the amount of time they dedicate to our business.

Our officers and directors are not required to work exclusively for us and do not devote all of their time to our operations.   Therefore, it is possible that a conflict of interest with regard to their time may arise based on their work for such other companies.  Their other activities may prevent them from devoting time to our operations, which could slow our operations and may reduce our financial results because of the slowdown in operations.

Risks Related to Government Regulation

Before we can market and sell our products, we will be required to obtain approval and clearance by the FDA and foreign regulatory authorities. These approvals and clearances will take significant time and require significant research, development, and clinical study expenditures, and ultimately may not succeed.

The research, testing, manufacturing, labeling, approval, selling, import, export, marketing, and distribution of drug products, including biologics, are subject to extensive regulation by the FDA and other regulatory authorities in the United States. We are not permitted to market any biological drug product in the United States until we receive a Biologics License from the FDA. We have not previously submitted a Biologics License Application ("BLA") to the FDA, or similar approval filings to comparable foreign authorities. A BLA must include extensive preclinical and clinical data and supporting information to establish that the product candidate is safe, pure, and potent for each desired indication. The BLA must also include significant information regarding the chemistry, manufacturing, and controls for the product, and the manufacturing facilities must complete a successful pre- license inspection. We expect the novel nature of our product candidate to create further challenges in obtaining regulatory approval. The FDA may also require a panel of experts, referred to as an Advisory Committee, to deliberate on the adequacy of the safety and efficacy data to support licensure. The opinion of the Advisory Committee, although not binding, may have a significant impact on our ability to obtain licensure of the product candidates based on the completed clinical trials. Accordingly, the regulatory approval pathway for our product candidates may be uncertain, complex, expensive, and lengthy, and approval may not be obtained.

We will also be required to comply with costly and time-consuming compliance by foreign regulatory authorities if we want to sell our products outside of the United States.

Ethical, social and legal concerns about research regarding stem cells, could result in regulations restricting or prohibiting the processes we may use. Federal and state agencies, congressional committees and foreign governments have expressed interest in further regulating biotechnology. More restrictive regulations or claims that our products are unsafe or pose a hazard could prevent us from commercializing any products. New government requirements may be established that could delay or prevent regulatory approval of our product candidates under development. It is impossible to predict whether legislative changes will be enacted, regulations, policies or guidance changed, or interpretations by agencies or courts changed, or what the impact of such changes, if any, may be.

Obtaining FDA clearance will be costly, may result in time-consuming delays and will subject us to ongoing compliance costs and regulatory risk for non-compliance.

Obtaining FDA clearance, or approval can be expensive and uncertain, and generally takes several years, and generally requires detailed and comprehensive scientific and clinical data. Notwithstanding the expense, these efforts may never result in FDA clearance. Even if we were to obtain regulatory clearance, it may not be for the uses we believe are important or commercially attractive, in which case we would not be permitted to market our product for those uses.

The FDA can delay, limit or deny clearance or approval of a product for many reasons, including:

•	we may not be able to demonstrate to the FDA's satisfaction that our product candidate is safe and effective, sensitive and specific diagnostic tests, for its intended users;

•	the data from our pre-clinical studies and clinical trials may be insufficient to support clearance or approval, where required; and

•	the manufacturing process or facilities we use may not meet applicable requirements.

In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions which may prevent or delay approval or clearance of our products under development or impact our ability to modify our currently approved or cleared products on a timely basis.

Even if granted pre-market approval for any future product would likely place substantial restrictions on how our product is marketed or sold, and FDA will continue to place considerable restrictions on our products and operations. In addition, manufacturers must register their manufacturing facilities, list the products with FDA, and comply with requirements relating to labeling, marketing, complaint handling, adverse event reporting, reporting of corrections and removals, and import and export. FDA monitors compliance with these other requirements through periodic inspections. If our facilities or those of our manufacturers or suppliers are found to be in violation of applicable laws and regulations, or if we or our manufacturers or suppliers fail to take satisfactory corrective action in response to an adverse inspection, the regulatory authority could take enforcement action. Additionally, the FDA and other regulatory authorities have broad enforcement powers. Regulatory enforcement or inquiries, or other increased scrutiny on us, could affect the perceived safety and efficacy of our product candidate and dissuade our customers from using our product candidate, if and when it is authorized for marketing.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. Over the last several years, the U.S. government has shut down several times, and certain regulatory agencies, including the FDA, have had to furlough critical employees and stop critical activities. Separately, in response to the COVID-19 pandemic, in 2020, certain FDA inspections of foreign manufacturing facilities and products and routine surveillance inspections of domestic manufacturing facilities have been postponed or otherwise restricted. Additionally, regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. Such restrictions or delays may  adversely affect our ability to obtain product approval in a timely manner.

We have limited experience in the clinical trials process, they may proceed more slowly than anticipated.

Clinical trials are complex, expensive, time consuming, uncertain and are subject to substantial and unanticipated delays. Clinical trials generally involve a substantial number of patients in a multi-year study. Because we do not have the experience or the infrastructure necessary to conduct clinical trials, we will have to hire one or more contract research organization ("CRO"), to conduct trials on our behalf. CRO contract negotiations may be costly and time consuming and we will rely heavily on the CRO to ensure that our trials are conducted in accordance with regulatory and industry standards. We may encounter problems with our clinical trials and any of those problems could cause us or the FDA to suspend those trials, or delay the analysis of the data derived from them.

Delays in our clinical trials may result in increased development costs for our product candidate, which could cause our stock price to decline and limit our ability to obtain additional financing. In addition, if one or more of our clinical trials are delayed, competitors may be able to bring products to market before we do, and the commercial viability of our product candidate could be significantly reduced.

We will be substantially dependent on third parties to conduct clinical trials.

As we are required to conduct clinical trials to obtain FDA clearance, we need to rely heavily on third parties over the course of our clinical trials, and as a result will have limited control over the clinical investigators and limited visibility into their day-to-day activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol and legal, regulatory, and scientific standards, and our reliance on third parties does not relieve us of our regulatory responsibilities. We and these third parties are required to comply with current good clinical practices, or cGCPs, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for product candidates in clinical development. Regulatory authorities enforce these cGCPs through periodic inspections of trial sponsors, principal investigators, and trial sites. If we or any of these third parties fail to comply with applicable cGCP regulations, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional nonclinical or clinical trials before approving our marketing applications. We cannot be certain that, upon inspection, such regulatory authorities will determine that any of our clinical trials comply with the cGCP regulations. In addition, our clinical trials may be required to be conducted with a large number of test patients. Our failure or any failure by these third parties to comply with these regulations or to recruit a sufficient number of patients may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

Any third parties conducting our clinical trials are not and will not be our employees and, except for remedies available to us under our agreements with such third parties, we cannot control whether or not they devote sufficient time and resources to our ongoing preclinical, clinical, and nonclinical programs. These third parties may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical studies or other drug development activities, which could affect their performance on our behalf. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our clinical trials may be extended, delayed, or terminated and we may not be able to complete development of, obtain regulatory approval of or successfully commercialize our product candidate. As a result, our financial results and the commercial prospects for our product candidate would be harmed, our costs could increase, and our ability to generate revenue could be delayed.

If any of our relationships terminate with these third-party CROs, we may not be able to enter into arrangements with alternative CROs or do so on commercially reasonable terms. Switching or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO begins work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition, and prospects.

If we are unable to obtain a reimbursement code from the U.S. Department of Health and Human Services so that our product is covered under Medicare and Medicaid, this would have a negative impact on our intended sales and would have a material adverse effect on our business, financial condition and operating results.

We will need to apply to the U.S. Department of Health and Human Services for reimbursement code so that our product candidate is covered under Medicare and Medicaid. There can be no assurance that our application will be successful, or that we will be able to obtain a reimbursement code in a timely manner. In the event that we do not obtain a reimbursement code, our customers may be unable to obtain reimbursement for their purchases under private or government-sponsored insurance plans which would have a negative impact on sales and have a material adverse effect on our business, financial condition and operating results. In addition, Medicare and its administrative contractors as well as other insurers must find that our product meets their medical necessity requirements for the treatment of patients or they will not pay for the product. In addition, there is a risk that the payment amount for the product is too low to incentivize customer adoption.

If hospitals and other healthcare providers are unable to obtain coverage or adequate reimbursement for procedures performed with our products our product will not likely be widely used.

In the United States, the commercial success of any future products will depend, in part, on the extent to which governmental payers at the federal and state levels, including Medicare and Medicaid, private health insurers and other third-party payers provide coverage for and establish adequate reimbursement levels for procedures utilizing our products. Hospitals and other healthcare providers that purchase our product for treatment of their patients generally rely on third-party payers to pay for all or part of the costs and fees associated with our products as part of a "bundled" rate for the associated procedures. The existence of coverage and adequate reimbursement for our products and the procedures performed with them by government and private payers critical to market acceptance of our existing and future products. Neither hospitals nor physicians are likely to use our product and any future products if they do not receive adequate reimbursement for the procedures utilizing our products.

Many private payers currently base their reimbursement policies on the coverage decisions and payment amounts determined by the CMS, which administers the Medicare program. Others may adopt different coverage or reimbursement policies for procedures performed with our products, while some governmental programs, such as Medicaid, have reimbursement policies that vary from state to state, some of which may not pay for the procedures performed with our products in an adequate amount, if at all. A Medicare national or local coverage decision denying coverage for one or more of our products could result in private and other third-party payers also denying coverage for our products. Third-party payers also may deny reimbursement for our products if they determine that a product used in a procedure was not medically necessary, was not used in accordance with cost-effective treatment methods, as determined by the third-party payer, or was used for an unapproved use. Unfavorable coverage or reimbursement decisions by government programs or private payers underscore the uncertainty that our products face in the market and could have a material adverse effect on our business.

Many hospitals and clinics in the United States belong to group purchasing organizations, which typically incentivize their hospital members to make a relatively large proportion of purchases from a limited number of vendors of similar products that have contracted to offer discounted prices. Such contracts often include exceptions for purchasing certain innovative new technologies, however. Accordingly, the commercial success of our products may also depend to some extent on our ability to either negotiate favorable purchase contracts with key group purchasing organizations and/or persuade hospitals and clinics to purchase our product "off contract."

The healthcare industry in the United States has experienced a trend toward cost containment as government and private payers seek to control healthcare costs by paying service providers lower rates. While we believe that hospitals will be able to obtain coverage for procedures using our products, the level of payment available to them for such procedures may change over time. State and federal healthcare programs, such as Medicare and Medicaid, closely regulate provider payment levels and have sought to contain, and sometimes reduce, payment levels. Private payers frequently follow government payment policies and are likewise interested in controlling increases in the cost of medical care. In addition, some payers are adopting pay-for-performance programs that differentiate payments to healthcare providers based on the achievement of documented quality-of-care metrics, cost efficiencies, or patient outcomes. These programs are intended to provide incentives to providers to deliver the same or better results while consuming fewer resources. As a result of these programs, and related payer efforts to reduce payment levels, hospitals and other providers are seeking ways to reduce their costs, including the amounts they pay for medical products. We may not be able to sell our products profitably if third-party payers deny or discontinue coverage or reduce their levels of payment below that which we project, or if our production costs increase at a greater rate than payment levels. Adverse changes in payment rates by payers to hospitals could adversely impact our ability to market and sell our products and negatively affect our financial performance.

In international markets, medical product regulatory requirements and healthcare payment systems vary significantly from country to country, and many countries have instituted price ceilings on specific product lines. We cannot assure you that our products will be considered cost-effective by international third-party payers, that reimbursement will be available or, if available, that the third-party payers' reimbursement policies will not adversely affect our ability to sell our products profitably. Any failure to receive regulatory or reimbursement approvals would negatively impact market acceptance of our products in any international markets in which those approvals are sought.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

There remains uncertainty concerning the fate of the Affordable Care Act and other healthcare laws. It is uncertain whether the United States Congress will draft legislation to repeal parts of the Affordable Care Act, when such legislation would be passed and whether Congress would replace the law and what any replacement law would encompass. We cannot predict any initiatives that may be adopted in the future.  Additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products, which could result in reduced demand for any future products that we may develop and/or pricing pressures for such products.

Risks Related to Our Common Stock and this Offering

We may allocate the net proceeds from the Offering in ways which differ from our estimates based on our current plans and assumptions.

The allocation of net proceeds of the Offering set forth in the “Use of Proceeds” section below represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, and any future revenues and expenditures. The amounts and timing of our actual expenditures will depend on numerous factors, including market conditions, cash generated from operations, if any, business developments and related rate of growth. We may find it necessary or advisable to use portions of the proceeds from this Offering for other purposes. You may not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our proceeds. As a result, you and other shareholders may not agree with our allocation of net proceeds decisions.

A decline in the price of our common stock could affect our ability to raise any required working capital and adversely impact our operations.

A decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise any required capital for our operations. Because we intend to fund the Company in the future primarily through the sale of equity securities, a decline in the price of our common stock could have an adverse effect upon our liquidity and our continued operations. A reduction in our ability to raise equity capital in the future may have a material adverse effect upon our business plan and operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

An active, liquid trading market for our common stock may not develop or be sustained. If and when an active market develops the price of our common stock may be volatile.

Presently, our common stock is traded on the OTCQB and we are in our early stages, an investment in our company will require a long-term commitment, with no certainty of return. Presently there is limited trading in our stock and in the absence of an active trading market, investors may have difficulty buying and selling or obtaining market quotations, market visibility for shares of our common stock may be limited, and a lack of visibility for shares of our common stock may have a depressive effect on the market price for shares of our common stock.

The lack of an active market impairs your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares.

Trading in stocks quoted on the OTC Markets is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. The securities market has from time-to-time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of shares of our common stock. Moreover, the OTCQB is not a stock exchange, and trading of securities is often more sporadic than the trading of securities listed on a quotation system like Nasdaq or a national stock exchange like the NYSE. Accordingly, stockholders may have difficulty reselling any of their shares.

Reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

As an "emerging growth company", we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

The market price of our common stock is likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the price at which you acquired them, or at all.

Securities of microcap and small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the companies' financial performance or prospects. We believe that trading in our stock, if it occurs at all, will likely be subject to significant volatility since, among other reasons, we do not have nor will we have in the foreseeable future an active trading market in our stock. Factors unrelated to our performance that may affect the price of our common stock include the following: the extent of analytical coverage available to investors concerning our business may be limited if investment banks with research capabilities do not follow us, a reduction in trading volume and general market interest in our common stock may affect an investor's ability to trade significant numbers of shares of our common stock; the size of our public float  limits the ability of some institutions to invest in our common stock; and a substantial decline in the price of shares of our common stock that persists for a significant period of time could cause our common stock, if listed on an exchange, to be delisted from such exchange, further reducing market liquidity. As a result of any of these factors, the market price of our common stock at any given point in time may not accurately reflect our long-term value. The price of our common shares may increase or decrease in response to a number of events and factors, including changes in financial estimates; our acquisitions and financings; quarterly variations in our operating results; the operating and share price performance of other companies that investors may deem comparable; and purchase or sale of blocks of our common stock. These factors, or any of them, may materially adversely affect the prices of our common shares regardless of our operating performance. We caution you as to the highly illiquid nature of an investment in our shares.

The market price of our common stock may be affected by many other variables which are not directly related to our success and are, therefore, not within our control. These include other developments that affect the breadth of the public market for shares of our common stock and the attractiveness of alternative investments. The effect of these and other factors on the market price of our common stock is expected to make our common stock price volatile in the future, which may result in losses to investors.

In the past, stockholders have often instituted securities class action litigation after periods of volatility in the market price of a company's securities. If a shareholder were to file any such class action suit against us, we would incur substantial legal fees and our management's attention and resources would be diverted from operating our business to respond to the litigation, which could harm our business.

Our Chief Executive Officer and our President have 66 2/3% of the voting rights of the Company.

For so long as the Class A Preferred Stock is issued and outstanding, the holders of Class A Preferred Stock  vote together as a single class with the holders of the Company's common stock and the holders of any other class or series of shares entitled to vote with the common stock, with the holders of Class A Preferred Stock being entitled to 66 2/3% of the total votes on all such matters, regardless of the actual number of shares of Class A Preferred Stock then outstanding. Because the holders of the Series A Preferred Stock have 66 2/3% of the voting rights of the Company if they act together, they will be able to influence the outcome of all corporate actions requiring approval of our shareholders, including the election of directors and approval of significant corporate transactions, which may result in corporate action with which other shareholders do not agree. If the Series A Preferred shareholders vote in favor of the foregoing actions, they will have sufficient voting power to approve such actions and no other shareholder approvals will be required.

As a result, Mr. Meer and Mr. Merfeld will have significant influence over the management and affairs of the Company and control over matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or our assets, for the foreseeable future. Their interests may differ from the interests of other shareholders and thus result in corporate decisions that are disadvantageous to other shareholders.

We are authorized to issue up to 100 million shares of common stock and we may issue significantly more shares to raise capital, which would result in substantial dilution to your investment in our shares.

Our Articles of Incorporation authorize the issuance of 100 million shares of common stock. This amount may be increased by our Board who can issue shares for such consideration and on such terms and conditions as are established by our board of directors without the approval of any of our shareholders. Any additional financings effected by us may result in the issuance of additional securities without shareholder approval and the substantial dilution in the percentage of common stock held by our then existing shareholders. Moreover, the common stock issued in any such transaction may be valued on an arbitrary or non-arm's-length basis by our management, resulting in an additional reduction in the percentage of common stock held by our current shareholders. Our Board has the power to issue any or all of such authorized but unissued shares without shareholder approval. To the extent that additional shares of common stock or preferred stock are issued in connection with a financing, dilution to the interests of our shareholders will occur and the rights of the holders of common stock might be materially and adversely affected.

We have not paid any dividends and do not foresee paying dividends in the future.

We intend to retain earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends on shares of our common stock in the foreseeable future. The payment of future cash dividends, if any, will be reviewed periodically by the board of directors and will depend upon, among other things, conditions then existing including earnings, financial condition and capital requirements, restrictions in financing agreements, business opportunities and other factors.

A significant portion of our outstanding common stock may be sold into the public market in the future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur in the future. These sales, or the market perception that the holders of a large number of shares of our common stock intend to sell shares, could reduce the market price of our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000, not including any equity in that person's or person's spouse's primary residence, or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules promulgated by the SEC, the FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

Though not now, we may be or in the future we may become subject to Wyoming's control share law. The law focuses on the acquisition of a "controlling interest" which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others. The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law. If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

Wyoming's control share law may have the effect of discouraging takeovers of the corporation. In addition to the control share law, Wyoming has a business combination law which prohibits certain business combinations between Wyoming corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder," unless the corporation's board of directors approves the combination in advance. For purposes of Wyoming law, an "interested stockholder" is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders. The effect of Wyoming's business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

Risks Related to Strategic Arrangements in Israel

Engaging in strategic arrangements with companies and institutions that are developing technologies in Israel is subject to regional political, economic and military conditions.

Political, economic, and military conditions in Israel and the surrounding region may directly affect any business partnerships in Israel that we may enter into. Any hostilities involving Israel or political instability in the region would likely negatively affect business conditions and could harm our results of operations should we collaborate with Israeli based entities. Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. A campaign of boycotts, divestment and sanctions has been undertaken against Israel, which could also adversely impact any collaborative business. In addition, many Israeli citizens are obligated to perform several days, and in some cases more, of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Future operations could be disrupted by such call-ups, which may include the call-up of Israeli personnel.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements". Forward-looking statements reflect the current view about future events. When used in this prospectus, the words "anticipate," "believe," "estimate," "expect," "future," "intend," "plan," or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, a continued decline in general economic conditions nationally and internationally; market acceptance of our products; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize new and improved products; our ability to raise capital to fund continuing operations; changes in government regulation; our ability to complete customer transactions and capital raising transactions; and other factors (including the risks contained in the section of this prospectus entitled "Risk Factors") relating to our industry, our operations and results of operations and any businesses that may be acquired by us. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law we do not intend to update any of the forward-looking statements to conform these statements to actual results.

MARKET AND INDUSTRY DATA

This prospectus contains estimates, projections and other information concerning our industry, our business and the markets for our products, including data regarding the estimated size of such markets. We obtained the industry, market and similar data set forth in this prospectus from our internal estimates and research and from industry research, publications, surveys and studies conducted by third parties. In some cases, we do not expressly refer to the sources from which this data is derived. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. While we believe our internal research is reliable, such research has not been verified by any third party. You are cautioned not to give undue weight to any such information, projections and estimates.

USE OF PROCEEDS

If we sell all of the 2,500,000 shares offered, we estimate the net proceeds to us from this Offering will be approximately $1,738,561, based on an initial offering price of $0.70, per share, after deducting estimated offering expenses of $11,349 payable by us.

We intend to use the net proceeds from the Offering after deducting the estimated offering expenses, $100,000 for sales and marketing activities, $1,000,000 for product development, including through the use of strategic arrangements with companies and institutions making use of technologies, solutions or businesses that complement our business, and for $125,000 working capital and general corporate purposes. Additionally, proceeds will be used for paying other general and administrative expenses associated with the Offering, and paying general and administrative expenses associated with being a public company, such as accounting, auditing, transfer agent, EDGAR filing, and legal expenses. In the event that we sell less than the maximum shares offered in the Offering, our first priority is to pay fees associated with registration of our stock and general working capital.

We will not receive any proceeds from the sales of shares of our common stock by the Selling Shareholders. However, if the Selling Shareholders exercise their Warrants for cash then we may receive proceeds up to an aggregate of $290,000 upon the exercise of the Warrants. We expect to use any such proceeds for and working capital and general corporate purposes.

MARKET PRICE AND DIVIDENDS

Market Information

Our shares of our common stock are quoted on the OTCQB under the symbol “QRON.” Such quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and do not necessarily represent actual transactions.

The last reported sales price of our common stock on the OTCQB was $0.50 on February 24, 2022 .

Holders

As of March 18, 2022 , there were 37 shareholders of record of our common stock. The number of record holders does not include an indeterminate number of shareholders whose shares are held by brokers in street name.

Dividends

The Company has never paid dividends on its common stock and does not anticipate that it will pay dividends in the foreseeable future. It intends to use any future earnings for the expansion of its business. Any future determination of applicable dividends will be made at the discretion of the board of directors and will depend on the results of operations, financial condition, capital requirements and other factors deemed relevant.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information regarding our equity compensation plans as of December 31, 2021:

 Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	-		-	-

Equity compensation plans not approved by security holders (1)	4,098,332	(2)	$2.00	-
_____________
(1) On December 14, 2016, the Board adopted the Plan. 10,000,000 shares are reserved for issuance under the Plan.

(2)  Represents (i) five-year options granted to each of Jonah Meer and Ido Merfeld to purchase an aggregate of 1,600,000 shares of common stock at $2.00 per share (ii) three-year options to purchase an aggregate of 6,666 shares of common stock at $2.00 per share granted to each of Motti Ratmansky and Albert Pinhasov, each a Science Advisor, (iii) three-year option to purchase 15,000 shares of common stock at $0.40 per share to Yitshak Francis, a former Science Advisor, (iv) three-year option to purchase an aggregate of 20,000 shares of common stock at $2.00 per share to Chenfeng Ke, a Science Advisor, (v) three-year option to purchase an aggregate of 13,333 shares of common stock at $2.00 per share to Igor Korman, a Science Advisor, (vi) three-year option to purchase an aggregate of 66,667 shares of common stock at $2.00 to Matanel Tfilin, our former Head of Stem Cell Research (vii) five-year options to purchase an aggregate of 570,000 shares of common stock at $2.00 per share and three-year options to purchase an aggregate of 100,000 shares of common stock to Liat Hammer our Director of Research and Development, and (viii) three-year options to purchase an aggregate of 100,000 shares of common stock at $2.00 per share to Motti Ratmansky, a Science Advisor, as set forth in Note 11 to the financial statements under Item 8 of this prospectus.

DILUTION

Immediately prior to the Offering, there were 13,289,789 shares of common stock outstanding. The 2,500,000 shares of common stock of the Company being offered in the Offering represent a dilution to shareholders of our common stock that will result in a new total of issued and outstanding shares of common stock of 15,789,789.

The shares to be sold by the Selling Shareholders are shares of common stock that are currently issued and outstanding, or, with respect to the Conversion Shares and/or the Warrant Shares, that will be issued and outstanding upon the conversion of the promissory notes and/or the exercise of the Warrants. Accordingly, there will not be any dilution to our existing shareholders from the sale of shares by the Selling Shareholders.

There will be dilution to our existing shareholders and new investors from the issuance of any Warrant Shares, issuable upon the exercise of the Warrants.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with   our financial statements and related notes appearing in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the "Risk Factors" section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. Actual future results may be materially different from what we expect. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made, except as required by federal securities and any other applicable law.

The management’s discussion and analysis of our financial condition and results of operations are based upon our condensed financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The Company has relied primarily on its two co-founders, Jonah Meer, Chief Executive Officer, and Ido Merfeld, President, who are its sole directors to manage its day-to-day business and has outsourced professional services to third parties in an effort to maintain lower operational costs.

Messrs. Meer and Merfeld, as the holders of the Company’s issued and outstanding shares of the Company’s Class A Preferred Stock, collectively have 66 2/3% of the voting rights of the Company. Acting together, they will be able to influence the outcome of all corporate actions requiring approval of our stockholders.

Plan of Operations

We are an innovative biotechnology company dedicated to developing biotech products, treatments and technologies that create a platform to combat neuronal diseases. We seek to engage in strategic arrangements with companies and institutions that are developing breakthrough technologies in the fields of artificial intelligence and machine learning, molecular biology, stem cells and tissue engineering, for deployment in the fight against neuronal diseases. Our search is focused on researchers based in Israel, a country which is world-renowned for biotech innovations.

To date, the Company has collaborated with universities and scientists in the fields of regenerative medicine, tissue engineering and 3D printable hydrogels to develop a treatment that integrates proprietary, MSCs, 3D printable implant, smart materials and a novel delivery system and has two product candidates for treating penetrating and non-penetrating (concussion-like) traumatic brain injuries, both integrating proprietary, anti-brain inflammation synthetic hydrogel and modified MSCs.

We have not generated any revenue from the sale of products.

We qualify as an "emerging growth company" under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:
- have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
- comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
-submit certain executive compensation matters to shareholder advisory votes, such as "say-on-pay" and "say-on-frequency;" and disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO's compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an "emerging growth company" for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Results of Operations

Years Ended December 31, 2021 and December 31, 2020

Revenue

We have not generated any revenue since our inception and do not expect to generate any revenue from the sale of products in the near future.

Operating Expenses

For the years ended December 31, 2021 and 2020 we had the following operating expenses:

	For the Year ended December 31,
	2021	2020
Operating expenses:
Research and development expenses	$258,297	$258,620
Professional fees	48,332	47,560
General and administrative expenses	495,323	247,561
Total operating expenses	$801,952	$553,741

Total operating expenses for the year ended December 31, 2021 were $801,952 as compared to $553,741 for the year ended December 31, 2020. During the year ended December 31, 2021, the Company incurred $258,297 of research and development expenses which included service fees related to certain research and development agreements of $223,985, software fees of $8,826, technology licensing fees of $25,000 and purchases of expendable lab supplies and equipment of $486, as compared to $258,620 of research and development expenses which included payroll of $79,274, service fees related to certain research and development agreements of $167,548, a rebate of fees associated with a sponsored research agreement of $26,809, legal and filing fees related to patents of $6,196, software fees of $6,966, technology licensing fees of $25,000 and purchases of expendable lab supplies and equipment of $445 incurred during the year ended December 31, 2020. The Company incurred general and administrative expenses of $495,323 for the year ended December 31, 2021 compared to general and administrative expenses of $247,561 for the year ended December 31, 2020. The substantial increase in general and administrative expense during the year ended December 31, 2021 was primarily due to stock-based compensation costs of $435,570 related to the issuance of stock options to our officers and certain advisors, compared to $213,530 in stock-based compensation to officers and advisors in the year ended December 31, 2020.  Professional fees were $48,332 for the year ended December 31, 2021 compared to professional fees of $47,560 incurred during fiscal 2020. The increase in professional fees in the year ended December 31, 2021 was due to certain specialized costs incurred in connection with the filing of a registration statement on Form S-1 in the year ended December 31, 2021.

Other Income (Expense)

Other expenses were $266,032 in the year ended December 31, 2021, which included a loss of $57,140 as a result of the change in value of derivative liabilities and interest expense of $208,892, which is comprised of accretion of convertible notes of $98,049, financing costs of $94,332 and accrued interest on convertible notes payable of $16,511. Other expenses were $109,222 in the year ended December 31, 2020, which included a loss of $57,203 as a result of the change in value of derivative liabilities and interest expense of $52,019, which is comprised of accretion of convertible notes of $35,380, costs related to warrants issued in connection with certain convertible notes of $3,400, and accrued interest on convertible notes of $13,239.

Net Loss

We had a net loss of $1,067,984 in the year ended December 31, 2021 compared to a net loss of $662,963 in the year ended December 31, 2020 primarily due to an increase in general and administrative expenses and interest expenses, including financing costs, in the year ended December 31, 2021.

Statement of Cash Flows

The following table summarizes our cash flows for the period presented:

	For the Year ended December 31,
	2021	2020
Net cash (used by) operating activities	$(122,567)	$(220,393)
Net cash provided from (used by) investing activities	-	-
Net cash provided from financing activities	100,000	211,000
Increase (decrease) in cash and cash equivalents	$(22,567)	$(9,393)

During the year ended December 31, 2021 we used cash of $22,567 as compared to the year ended December 31, 2020, where we used cash of $9,393.

Cash Used in Operating Activities

Cash used in operating activities for the year ended December 31, 2021 was $122,667 as compared to $220,393 used in the year ended December 31, 2020.

Cash used in operating activities for the year ended December 31, 2021 was primarily the result of net loss of $1,067,984, offset by non-cash items including compensation in the form of stock options for research and development of $223,985, stock options granted for management and advisory services of $435,570, financing costs of $94,332, accretion of debt discount of $98,049, change in derivative liabilities of $57,140 and changes to our operating assets and liabilities of $36,341.

Cash used in operating activities for the year ended December 31, 2020 was primarily the result of net loss of $662,963, offset by non-cash items including compensation in the form of stock options for research and development of $159,839, stock options granted for management and advisory services of $213,530, warrants granted for financing costs of $3,400, accretion of debt discount of $35,380, change in derivative liabilities of $57,203 and changes to our operating assets and liabilities of $26,782.

Cash Provided by Investing Activities

There was no cash provided by investing activities for the years ended December 31, 2021 and 2020.

Cash Provided by Financing Activities

During the year ended December 31, 2021, net cash provided by financing activities totaled $100,000 in proceeds from convertible notes.

During the year ended December 31, 2020, financing activities provided cash of $211,000, which was comprised of proceeds from convertible notes of $10,000, related party advances of $101,000 and proceeds from private offerings of common stock of $100,000.

Liquidity and Capital Resources

As of December 31, 2021 , we had cash of $35,065 . We are in the early stage of development and have experienced net losses to date and have not generated revenue from operations which raises substantial doubt about our ability to continue as a going concern. There are a number of conditions that we must satisfy before we will be able to commercialize potential products and generate revenue, including successful development of product candidates, which includes clinical trials, FDA approval, demonstration of effectiveness sufficient to generate commercial orders by customers, establishing production capabilities as well as effective marketing and sales capabilities for our product. We do not currently have sufficient resources to accomplish any of these conditions necessary for us to generate revenue and expect to incur increasing operating expenses. We will require substantial additional funds for operations, the service of debt and to fund our business objectives. There can be no assurance that financing, whether debt or equity, will be available to us in the amount required at any particular time or for any particular period or, if available, that it can be obtained on terms favorable to us. If additional funds are raised by the issuance of equity securities, such as through the issuance and exercise of warrants, then existing stockholders will experience dilution of their ownership interest. If additional funds are raised by the issuance of debt or other equity instruments, we may be subject to certain limitations in our operations, and issuance of such securities may have rights senior to those of the then existing stockholders. We currently have no agreements, arrangements or understandings with any person or entity to obtain funds through bank loans, lines of credit or any other sources.

As we monitor the full impact of the COVID-19 outbreak, we continue exploring sources of debt and equity financings as well as available grants. We are currently exploring and are in discussions for potential strategic alternatives in the biotechnology field which could advance our MSCs and neurodegenerative research.  There can be no assurance the necessary financing will be available or that a suitable strategic partner will be identified. In such event, we may explore relationships with third parties to develop or commercialize products or technologies that we have not previously sought to develop or commercialize, decide to exit our existing business, cease operations altogether or pursue an acquisition of our company. However, without additional financing, we do not believe our resources will be sufficient to meet our operating and capital needs beyond the second quarter of 2022.

Quick Capital Financing

On June 15, 2021, the Company entered into a note purchase agreement with Quick Capital, LLC, a Wyoming limited liability company (“Quick Capital”), pursuant to which the Company issued Quick Capital a twelve-month convertible promissory note in the principal amount of $115,000 (the “Note”) for a $100,000 investment, which included an original issuance discount of 10% and a $3,500 credit for Quick Capital’s legal and transaction costs. In connection with the Note issuance, Quick Capital was also issued a five-year warrant (the “Warrant”) to purchase up to an aggregate of 115,000 shares of the Company’s common stock at an exercise price of $1.00 per share (the “Warrant Shares”). If there is no effective registration statement covering the Warrant Shares, Quick Capital may exercise the Warrant on a cashless basis. The Note is convertible into shares of common stock at a conversion price of $0.50 per share. The Note may not be converted, and the Warrant may not be exercised if after giving effect to such conversion or exercise, as the case may be, Quick Capital and its affiliates would beneficially own more than 4.99% of the outstanding common stock of the Company. For twelve months following the issuance of the Quick Note, Quick Capital will have the right of first refusal to participate in future financings proposed to the Company on the same terms and participation rights to purchase up to $115,000 of securities in other offerings. The conversion price of the Note will be reduced if the Company issues common stock or grants derivative securities for consideration at a price less than the conversion price to the amount of the consideration of such dilutive issuance.  The Note contains certain restrictive covenants limiting the Company’s ability to make distributions or dividends, repurchase its securities, incur debt, sell assets, make loans, or engage in exchange offers. If an event of default (as described in the Note) occurs, the Note will become immediately due and payable in an amount equal to 150% of the then outstanding principal amount of the Note plus any interest or amounts owing to Quick Capital. Quick Capital is entitled to the same terms of future financings of the Company that are more favorable than the terms of the Quick Note.

Going Concern

Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation. Our report from our independent registered public accounting firm for the fiscal year ended December 31, 2021 includes an explanatory paragraph stating the Company has recurring losses and limited operations which raise substantial doubt about its ability to continue as a going concern.  If the Company is unable to obtain adequate capital, the Company may be required to reduce the scope, delay, or eliminate some or all of its planned operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments which are based on historical experience and on various other factors that are believed to be reasonable under the circumstances. The results of their evaluation form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions and circumstances. Our significant accounting policies are more fully discussed in the Notes to our Financial Statements.

Research and Development Costs: The Company charges research and development costs to expense when incurred in accordance with FASB ASC 730, Research and Development. Research and development costs were $258,297 for the year ended December 31, 2021. Research and development costs were $258,620 for the year ended December 31, 2020.

Stock-Based Compensation and Other Share-Based Payments:  The expense attributable to the Company’s directors is recognized over the period in which the amounts are earned and vested, and the expense attributable to the Company’s non-employees is recognized when vested, as described in Note 11, Stock Plan.

Warrants: The Company accounts for common stock warrants in accordance with applicable accounting guidance provided in ASC 815 “Derivatives and Hedging”, as either derivative liabilities or as equity instruments depending on the specific terms of the warrant agreement.  For warrants classified as equity instruments we apply the Black Scholes model. Presently all warrants issued and outstanding are accounted for using the equity method.

Recent Accounting Pronouncements

Recent accounting pronouncements issued by the Financial Accounting Standards Board (“FASB”), (including its EITF, the AICPA and the SEC), did not or are not believed by management to have a material effect on the Company’s present or future financial statements

DESCRIPTION OF BUSINES

Overview

We were incorporated under the laws of the State of Wyoming on September 22, 2016 as BioLabMart Inc. and changed our name to Qrons Inc. on September 8, 2017.

We are an innovative biotechnology company dedicated to developing biotech products, treatments and technologies that create a platform to combat neuronal diseases an enormous social and economic burden on society. We seek to engage in strategic arrangements with companies and institutions that are developing breakthrough technologies in the fields of AI, ML, molecular biology, stem cells and tissue engineering, for deployment in the fight against neuronal diseases. Our search is focused on researchers based in Israel, a country which is world-renowned for biotech innovations.

To date, the Company has collaborated with universities and scientists in the fields of regenerative medicine, tissue engineering and 3D printable hydrogels to develop a treatment that integrates proprietary, engineered MSCs, 3D printable implant, smart materials and a novel delivery system and has two product candidates for treating penetrating and non-penetrating (concussion-like) TBIs, both integrating proprietary, anti-brain inflammation synthetic hydrogel and modified MSCs. QS100TM is an injury specific, 3D printable, implantable MSCs-synthetic hydrogel, to treat penetrating brain injuries and QS200TM is an injectable MSCs-synthetic hydrogel for the treatment of diffused injuries commonly referred to as concussions.

Under an intellectual property license agreement (the “Intellectual Property Agreement”) with the Trustees of Dartmouth College (“Dartmouth”) to develop innovative 3D printable, biocompatible advanced materials, Dartmouth granted the Company an exclusive worldwide, royalty bearing license for 3D printable materials in the field of human and animal health and certain additional patent rights to use and commercialize licensed products and services.

The Company has relied primarily on its two co-founders, Jonah Meer, Chief Executive Officer, and Ido Merfeld, President, who are its sole directors, to manage its day-to-day business. The Company currently outsources professional services to third parties in an effort to maintain lower operational costs.

Messrs. Meer and Merfeld, as the holders of the Company's issued and outstanding shares of the Company's Class A Preferred Stock, collectively have 66 2/3% of the voting rights of the Company. Acting together, they will be able to influence the outcome of all corporate actions requiring approval of our stockholders.

Agreement with Dartmouth

On October 2, 2019, the Company entered into the Intellectual Property Agreement pursuant to which Dartmouth granted the Company an exclusive world-wide license under the patent application entitled “Mechanically Interlocked Molecules-based Materials for 3D Printing” in the field of human and animal health and certain additional patent rights to use and commercialize licensed products and services. The license grant includes the right of the Company to sublicense to third parties subject to the terms of the Agreement.

The Agreement provides for: (i) a $25,000 license issue fee; (ii) an annual license maintenance fee of $25,000, until the first commercial sale of a licensed product or service; (iii) an earned royalty of 2% of net sales  of licensed products and services by the Company or a sublicensee; (iv) 15% of consideration received by the Company under a sublicense; and (v) beginning in the first calendar year after the first commercial sale, an annual minimum royalty payment of $500,000, $1,000,000 in the second calendar year, and $2,000,000 in the third calendar year and each year thereafter. The Company will also reimburse Dartmouth for all patent preparation, filing, maintenance and defense costs.

Under the Agreement, the Company must diligently proceed with the development, manufacture and sale of licensed products and licensed services, including funding at least $1,000,000 of research in each calendar year beginning in 2019 and ending with the first commercial sale of a licensed product; filing an IND/BLA (or equivalent) with the FDA or a comparable European regulatory agency before the four-year anniversary and make the first commercial sale of a licensed product before the twelve-year anniversary of the effective date of the Agreement  and achieve annual net sales of at least $50,000,000 by 2033. If the Company fails to perform any of these obligations, Dartmouth has the option to terminate the Agreement or change the exclusive license to a nonexclusive license.

Failure to timely make any payment due under the Agreement will result in interest charges to the Company of the lower of 10% per year or the maximum amount of interest allowable by applicable law.

The Agreement may be terminated by Dartmouth if the Company is in material breach of the Agreement which is not cured after 30 days of notice thereof or if the Company becomes insolvent. Dartmouth may terminate the Agreement if the Company challenges a Dartmouth patent or does not terminate a sublicensee that challenges a Dartmouth patent, except in response to a valid court or governmental order. The Company may terminate the Agreement at any time upon six months written notice to Dartmouth.

If the Company or any sublicensee or affiliate institutes or participates in a licensed patent challenge, the then current earned royalty rate for licensed products covered by Dartmouth patents will automatically be increased to three times the then current earned royalty rate.

The Company’s sponsored research agreement, pursuant to which the Company funded research conducted by Dartmouth of mutual interest to the parties, terminated by its terms in July 2020.

Royalty and License Fee Sharing Agreement with Ariel

On November 30, 2019, the Company entered into a royalty and license fee sharing agreement (the “Royalty Agreement”) with Ariel Scientific Innovations Ltd., a wholly owned subsidiary of Ariel University, in Ariel, Israel (“Ariel”). which, among other things, superseded and terminated the license and research funding agreement, dated December 14, 2016, as amended, between the Company and Ariel (the “License Agreement”). Upon the occurrence of an Exit Event, as such term is described in the Royalty Agreement, including an underwritten public offering of the Company’s shares with proceeds of at least $25 million, a consolidation, merger or reorganization of the Company, and a sale of all or substantially all of the shares and/or the assets of the Company, Ariel has the right to require the Company to issue  up to 3% of the then issued and outstanding shares of its common stock. The issuance of any such shares in the future will result in dilution to the interests of other stockholders. In consideration for the parties’ agreement to terminate the License Agreement and for future general scientific collaboration between the parties, the Company agreed to pay Ariel a royalty of 1.25% of net sales (as defined in the Royalty Agreement) of products sold by the Company, or its affiliates and licensees for fifteen years from the first commercial sale in a particular country.

Services agreements which the Company had with Ariel related to laboratory access, molecular biology and neurobiology research, and other services terminated in the end of April 2020.

Business Description

The Company’s initial focus has been TBI, a severe form of neuronal damage caused by powerful head impacts. Patients can experience transient symptoms, profound disability or death. TBI is generally caused by violent acts, motor vehicle accidents, falls and sports-related concussions.

TBI can be characterized into two distinct subtypes, penetrating injuries, in which an object pierces the skull and directly damages the brain causing extensive damage to the neuronal tissue, or diffused axonal injuries (commonly referred to as concussions) that are non-penetrating blows that push the brain against the skull, inflicting neuronal damage.

Neuronal cells interconnect to create the gigantic network that drives core brain functions. Unfortunately, neurons rarely regenerate after an injury. As a result, following a severe brain injury, neural connectivity is lost and brain function compromised.

TBI patients can become blind, deaf, paralyzed and experience cognitive and psychological issues. There is also evidence that TBI patients may be more likely to develop Alzheimer's, Huntington's, Parkinson's and other neurodegenerative diseases. Repeated head injuries may induce brain pathologies associated with chronic traumatic encephalopathy (“CTE”) a neurodegenerative disease associated with multiple head injuries. CTE is often discovered in athletes, post-mortem.

There are no effective approved FDA treatments to help patients regain function of which we are aware. Current treatments focus on reducing secondary injuries. They can partially reduce further damage but do little or nothing to heal the brain. Most strategies are rehabilitative, helping patients adjust to their impaired cognitive state by creating workarounds, such as taking notes to compensate for lost short-term memory.

QS100TM has demonstrated astrogliosis inhibition and induction of neuronal differentiation in our in-vivo animal experiment penetrating injury animal model. QS200TM research has been completed, has shown efficacy for concussions and diffused brain injuries.

We believe that QS100TM’s advances provide a superior stem cells/synthetic hydrogel integration which will enable the unleashing of a precise, effective and controlled delivery of our proprietary MSCs so as to induce neuronal growth.

Although TBI and neuronal diseases occur in different regions and display different causes or origins, they share common cellular and molecular mechanisms. Building on the Company’s activities in its research activities for TBI’s and its activities and interactions in Israel, the Company has expanded its proprietary TBI research, to create a platform making use of synergic technologies to combat a broader range of additional neuronal diseases.

The nervous system is comprised of the brain, spinal cord and nerves. Together they control all of the workings of the body. When something goes awry with a part of the nervous system, one can experience difficulties with movement, speech, swallowing, breathing or learning. Problems may also develop that affect memory, senses or mood.

Four decades of intense research and development efforts have failed to yield effective interventions for neuronal diseases. The lack of success in the search for a drug or treatment to improve the devastating symptoms of chronic neuronal diseases has been one of modern medicine's greatest frustrations.

The lack of effective therapies for neuronal diseases creates an enormous social and economic burden on society.

Major types of neuronal diseases include:

•	Diseases caused by faulty genes, such as Huntington's disease and muscular dystrophy nervous system development disorder, such as spina bifida.
•	Degenerative diseases, where nerve cells are damaged or die, such as Parkinson’s disease and Alzheimer’s disease.
•	Diseases of the blood vessels supplying the brain, such as stroke.
•	Injuries to the spinal cord and brain.
•	Seizure disorders, such as epilepsy

Although these diseases occur in different regions and display different causes or origins, they share common cellular and molecular mechanisms.

Our Mission and Approach

Our goal is to develop and license biotech products, treatments and technologies through the creation of a platform to combat neuronal diseases. Our approach is to seek to marshal and leverage the remarkable advances made in the fields of AI, ML, molecular biology, stem cells and tissue engineering for deployment in the fight against neuronal diseases. We seek to accomplishes this through development, acquisitions and investments.

We are seeking to engage in strategic and partner arrangements and provide assistance and support in furtherance of our development goals. We seek companies and institutions that are developing breakthrough technologies in line with our approach. Our search is focused on researchers based in Israel, a country which is world-renowned as having a long track record of successful and ground-breaking innovations.

We believe we have assembled a talented and experienced development team and advisory board, comprised of scientists, doctors and finance professionals, who can identify and evaluate promising product and treatment candidates and partner companies for potential acquisition.  The core of our team consists of seasoned Israelis making us well positioned to mine Israel’s up and coming start-ups and technologies.

Our search is for value accretive transactions with high growth, and clinical and commercial potential. Following the exclusive license or acquisition of the intellectual property underpinning a product candidate, we will seek to leverage our business, scientific, regulatory, legal and finance expertise to help young partner companies and entrepreneurs achieve their goals while providing us a platform to advance treatments of unmet neuronal diseases.

To date, we have two product candidates, QS100TM for treating penetrating brain injuries and QS200TM, for treating concussions and other diffused axonal injuries. Both QS100TM and QS200TM integrate proprietary, anti-brain inflammation synthetic hydrogel and modified MSCs and smart synthetic material. QS100TM is an injury specific, 3D printable, implantable MSCs-synthetic hydrogel to treat penetrating brain injuries (such as gunshot wounds, motor vehicle accidents and falls) and QS200TM is an injectable MSCs-synthetic hydrogel for the treatment of diffused injuries commonly referred to as concussions.

We aim through future research and development collaborations to advance our current two product candidates, QS100TM and QS200TM, and other product candidates. There can be no assurance that any collaborative research conducted will be successful in achieving its goals.

Our Market

There are various estimates of the size of the neurological disorder market as individual reports focus on particular segments or disorder, geographical area or treatment in the broad neurological disorder market. According to some reports, one in six people live with a neurological disease or disorder in the United States.

Continued growth of the global neurological disorder drugs market has been projected and can be attributed to the rise in prevalence of neurology diseases among the geriatric population across the globe and is expected to substantially increases as the population ages.

The market for TBI, which has been the Company’s focus to date, has been analyzed by the Center for Disease Control and Prevention (the "CDC"), which sees TBI as a major cause of death and disability in the United States with TBI contributing about 30% of all injury deaths. According to the CDC, in 2017 there were approximately 61,000 deaths in the United States from injuries that include TBI, with children ages 0-17 accounting for 4.5% of those deaths. In 2014, about approximately 2.87 million TBI-related emergency department visits, hospitalizations, and deaths occurred in the United States including over 837,000 among children. In 2017, TBI was a diagnosis in approximately 224,000 hospitalizations with children ages 0-17 accounting for approximately 7.8%.  CDC data indicates that the economic cost of TBI in 2010, including direct and indirect medical costs, is estimated to be approximately $76.5 billion.  According to the European CENTER, the global annual burden of TBI was estimated at $400 billion.

Market Competition

The biotechnology and pharmaceutical industries are characterized by intense and rapidly changing competition to develop new technologies and proprietary products, and any product candidates that we successfully develop and commercialize will have to compete with existing therapies and new therapies that may become available in the future.

We believe that our approach of creating a platform to combat neuronal diseases making use of next generation treatments through our development team based in Israel can provide us with a competitive intellectual and cost advantage. We face potential competition from many different sources, including larger and better-funded pharmaceutical, specialty pharmaceutical and biotechnology companies, as well as from academic institutions and governmental agencies and public and private research institutions that may develop potentially competitive products or technologies. To the extent that we develop product candidates for indications with larger patient populations, we expect to experience particularly intense competition from larger and better funded pharmaceutical and biotechnology companies. Any product candidate that we may develop will compete with such larger and better funded pharmaceutical and biotechnology companies, established drugs or solutions and new drug candidates being developed by others, that may currently be in clinical trials.

Currently there are no approved products for our two product candidates. We believe the key competitive factors that will affect the success of our product candidates, if approved, are likely to be their effectiveness, efficacy, safety, convenience of administration and delivery, price, level of generic competition and the availability of reimbursement from government and other third-party payors.

In the search for treatments for additional neuronal diseases there are many product candidates in development. While competition may be intense there are many indications that still remain untreated and we will seek out those indications where we believe we can bring a therapeutics and/or cost advantage versus competitors.

Many of our potential competitors, alone or with their strategic partners, have substantially greater financial, technical and human resources than we do and significantly greater experience in the discovery and development of product candidates, obtaining FDA and other regulatory approvals of treatments and the commercialization of those treatments. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated among a smaller number of competitors. Our commercial opportunity could be reduced or eliminated if competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop.  Competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in competitors establishing a strong market position before we are able to enter the market.

Intellectual Property

Our intellectual property is critical to our business and we will strive to protect it, including by seeking, obtaining and maintaining patent protection for our product candidates, novel discoveries and technology, including new targets and applications, and other inventions that are important to our business. We also rely on trademarks, trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain our proprietary position.

We also depend upon the skills, knowledge, experience and know-how of our advisers, consultants and other contractors. To help protect our proprietary know-how, which is not patentable, and for inventions for which patents may be difficult to enforce, we currently rely and will in the future rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we require all of our employees, consultants, advisers and other contractors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.

Dartmouth granted the Company an exclusive worldwide, royalty bearing license for such 3D printable materials in the field of human and animal health and certain additional patent rights to use and commercialize licensed products and services pursuant to the Intellectual Property Agreement.

On April 9, 2018, the Company filed a provisional patent application with the USPTO entitled 'Techniques for Promoting Neuronal Recovery” and on January 22, 2019, filed a second application that included further technological developments and data.  In addition, on April 7, 2019, the Company filed a Patent Cooperation Treaty (“PCT”) application with the World Intellectual Property Organization to allow the Company to file patent applications and seek protection in most major market countries throughout the world. On September 23, 2020, the Company filed with the USPTO the US National Phase of its international PCT application thereby initiating its application for a United States Patent.

Subject to sufficient resources, the Company intends to file additional patents as research increases to protect its intellectual property, including for methods and techniques related to the integration of pseudopolyrotaxane hydrogel with live cells and epigenetic modifications of MSCs to induce neuronal differentiation and other cellular changes.

On November 15, 2017, Dartmouth filed a utility patent application with the USPTO for “Mechanically Interlocked Molecules-Based Materials” for 3-D printing, which the Company financed by reimbursing Dartmouth for patent filing costs.

We cannot guarantee that our pending patent applications, or any patent applications that we may in the future file or license from third parties, will result in the issuance of patents. We also cannot predict the scope of claims that may be allowed or enforced in our patents. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued, and its scope can be reinterpreted after issuance. Consequently, we may not be able to maintain adequate patent protection for any of our product candidates.

The Company’s strategy of creating a platform through development, acquisition and investment is to enable it to obtain access to patented intellectual property in a more streamlined and cost-effective fashion as the patent process will have either been already granted or be at a later stage in the application process.

Government Regulation

The research, testing, manufacturing, labeling, approval, selling, import, export, marketing, and distribution of drug products, including biologics, are subject to extensive regulation by the FDA and other regulatory authorities in the United States. We are not permitted to market any biological drug product in the United States until we receive a Biologics License from the FDA. We have not previously submitted a Biologics License Application ("BLA") to the FDA, or similar approval filings to comparable foreign authorities. A BLA must include extensive preclinical and clinical data and supporting information to establish that the product candidate is safe, pure, and potent for each desired indication. The BLA must also include significant information regarding the chemistry, manufacturing, and controls for the product, and the manufacturing facilities must complete a successful pre- license inspection. We expect the novel nature of our product candidates to create further challenges in obtaining regulatory approval. The FDA may also require a panel of experts, referred to as an Advisory Committee, to deliberate on the adequacy of the safety and efficacy data to support licensure. The opinion of the Advisory Committee, although not binding, may have a significant impact on our ability to obtain licensure of the product candidates based on the completed clinical trials. Accordingly, the regulatory approval pathway for our product candidates may be uncertain, complex, expensive, and lengthy, and approval may not be obtained.

We will also be required to comply with costly and time-consuming compliance by foreign regulatory authorities if we want to sell our products outside of the United States.

Ethical, social and legal concerns about research regarding stem cells, could result in regulations restricting or prohibiting the processes we may use. Federal and state agencies, congressional committees and foreign governments have expressed interest in further regulating biotechnology. More restrictive regulations or claims that our products are unsafe or pose a hazard could prevent us from commercializing any products. New government requirements may be established that could delay or prevent regulatory approval of our product candidates under development. It is impossible to predict whether legislative changes will be enacted, regulations, policies or guidance changed, or interpretations by agencies or courts changed, or what the impact of such changes, if any, may be.

FDA Review, Clearance and Approval Process

In the US, an Investigational New Drug application ("IND") or BLA is required for nearly all new drugs or biologics entering clinical trials. The IND or BLA comprises three sections: chemistry and manufacturing controls ("CMC"), clinical study design, and nonclinical studies. The nonclinical studies section mainly concerns safety and toxicity in animals using the clinically intended route of administration and a product very similar, if not identical, to that which will be used in the clinic. This section typically includes a description of efficacy studies in relevant disease models. The CMC section pertains to manufacturing processes and quality control systems for ensuring consistency and the absence of potentially deleterious agents in the final product. Each of the sections of the IND or BLA must provide reviewers with a sufficient amount of detail to determine the potential safety of any product before allowing evaluation in humans.

The regulatory route for licensure of an eventual product based on MSCs will likely require a BLA as opposed to a New Drug Application ("NDA"), the latter which generally pertains to drugs of well-defined composition. Within the FDA there are two centers responsible for oversight and approval of new drugs, The Center for Biologics Evaluation and Research ("CBER") and the Center for Drug Evaluation and Research ("CDER"). Jurisdictional oversight of biologics generally falls to CBER: with important exceptions for less complex entities, such as monoclonal antibodies and recombinant proteins. Therefore, the complexity of MSCs whether wholly or partially fractioned, likely will place it under the review of CBER.

Clinical Trials

The first step, a preclinical phase, is to find a promising agent, which involves taking advantage of the advances made in understanding a disease, pharmacology, computer science, and chemistry. Breaking down a disease process into its components can provide clues for targeting drug development. For example, if an enzyme is determined to be a key component of a disease process, a researcher might seek ways to inhibit this enzyme. Advances in basic science might help by ascertaining the active enzyme site. Numerous compounds might be synthesized and tested before a promising agent emerges. Computer modeling often helps select what compounds might be the most promising.

The next step before attempting a clinical trial in humans is to test the drug in living animals, usually rodents. The FDA requires that certain animal tests be conducted before humans are exposed to a new molecular entity. The objectives of early in vivo testing are to demonstrate the safety of the proposed medication. For example, tests should prove that the compound does not cause chromosomal damage and is not toxic at the doses that would most likely be effective. The results of these tests are used to support the IND or BLA application that is filed with the FDA. The IND application includes chemical and manufacturing data, animal test results, including pharmacology and safety data, the rationale for testing a new compound in humans, strategies for protection of human volunteers, and a plan for clinical testing. If the FDA is satisfied with the documentation, the stage is set for phase 1 clinical trials.

Phase 1 studies focus on the safety and pharmacology of a compound. During this stage low doses of a compound are administered to a small group of healthy volunteers who are closely supervised. In cases of severe or life-threatening illnesses, volunteers with the disease may be used. Generally, 20 to 100 volunteers are enrolled in a phase 1 trial. These studies usually start with very low doses, which are gradually increased. On average, about two thirds of phase 1 compounds will be found safe enough to progress to phase 2.

Phase 2 studies examine the effectiveness of a compound. To avoid unnecessarily exposing a human volunteer to a potentially harmful substance, studies are based on an analysis of the fewest volunteers needed to provide sufficient statistical power to determine efficacy. Typically, phase 2 studies involve 100 to 300 patients who suffer from the condition the new drug is intended to treat. During phase 2 studies, researchers seek to determine the effective dose, the method of delivery (e.g., oral or intravenous), and the dosing interval, as well as to reconfirm product safety. Patients in this stage are monitored carefully and assessed continuously. A substantial number of these drug trials are discontinued during phase 2 studies. Some drugs turn out to be ineffective, while others have safety problems or intolerable side effects.

Phase 3 trials are the final step before seeking FDA approval. During phase 3, researchers try to confirm previous findings in a larger population. These studies usually last from 2 to 10 years and involve thousands of patients across multiple sites. These studies are used to demonstrate further safety and effectiveness and to determine the best dosage. Despite the intense scrutiny, a product receives before undergoing expensive and extensive phase 3 testing, approximately 10% of medications fail in phase 3 trials.

If a drug or biologic survives the clinical trials, an NDA or BLA is submitted to the FDA. An NDA or BLA contains all the preclinical and clinical information obtained during the testing phase. The application contains information on the chemical makeup and manufacturing process, pharmacology and toxicity of the compound, human pharmacokinetics, results of the clinical trials, and proposed labeling. An NDA can include experience with the product from outside the United States as well as external studies related to the drug.

After receiving an NDA or BLA, the FDA completes an independent review and makes its recommendations. The Prescription Drug User Fee Act of 1992 (“PDUFA”) was designed to help shorten the review time. This Act allowed the agency to collect user fees from pharmaceutical companies as financial support to enhance the review process. The 1992 act specifies that the FDA reviews a standard drug or biologic application within 12 months and a priority application within 6 months. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs or BLAs, and the review process may be extended by FDA requests for additional information or clarification. Application for drugs or biologics similar to those on the market are considered standard, whereas priority applications represent drugs or biologics offering important advances in addition to existing treatments. If during the review the FDA staff feels there is a need for additional information or corrections, they will make a written request to the applicant. During the review process it is not unusual for the FDA to interact with the applicant staff.

Once the review is complete, the NDA or BLA might be approved or rejected. If the drug or biologic is not approved, the applicant is given the reasons why and what information could be provided to make the application acceptable. Sometimes the FDA makes a tentative approval recommendation, requesting that a minor deficiency or labeling issue be corrected before final approval. Once a drug or biologic is approved, it can be marketed.

Some approvals contain conditions that must be met after initial marketing, such as conducting additional clinical studies. For example, the FDA might request a post-marketing, or phase 4, study to examine the risks and benefits of the new drug or biologic in a different population or to conduct special monitoring in a high-risk population. Alternatively, a phase 4 study might be initiated by the sponsor to assess such issues as the longer-term effects of exposure, to optimize the dose for marketing, to evaluate the effects in pediatric patients, or to examine the effectiveness of the drug or biologic for additional indications. Post-marketing surveillance is important, because even the most well-designed phase 3 studies might not uncover every problem that could become apparent once a product is widely used. Furthermore, the new product might be more widely used by groups that might not have been well studied in the clinical trials, such as elderly patients. A crucial element in this process is that physicians report any untoward complications. The FDA has set up a medical reporting program called Medwatch to track serious adverse events. The manufacturer must report adverse reactions at quarterly intervals for the first 3 years after approval including a special report for any serious and unexpected adverse reactions.

Employees

We had two full-time employees and two part-time employees, however, due to the uncertainty caused by the COVID-19 pandemic and its impact on our ability to raise additional capital for research and development, we terminated these employees in April 2020. Our two executive officers, Jonah Meer and Ido Merfeld, who are our sole executive officers and directors, are responsible for the day-to-day operations of our company. Dr. Liat Hammer continues to serve as our Director of Research on an as-needed basis to assist in our development goals. We currently outsource all professional services to third parties.

Research and Development

During the years ended December 31, 2021 and December 31, 2020, we incurred research and development costs of $258,297 and $258,620, respectively.

Properties

The Company’s principal executive office is located at 28-10 Jackson Avenue #26N, Long Island City, New York 11101 in space currently provided by the Company’s Chief Executive Officer at no cost. The Company believes that this space is adequate for its current needs.

MANAGEMENT

The following table sets forth the names, ages and positions of our current board members and executive officers:

Name	Age	Position(s)

Jonah Meer	66	Chief Executive Officer, Chief Financial Officer, Secretary and Director
Ido Merfeld	57	President and Director

Our directors are elected for a term of one year and serve until such director's successor is duly elected and qualified. Each executive officer serves at the pleasure of the Board.

Jonah Meer, Chief Executive Officer, Chief Financial Officer, Secretary and a Director

Mr. Meer has served as our Chief Executive Officer, Chief Financial Officer, Secretary and a director since the formation of the Company on September 22, 2016. Mr. Meer is an attorney, accountant and entrepreneur. His career started in 1979 and has been spent both in the financial services industry and in the investment world. He has held many executive and fiduciary roles with numerous private and public companies and entities, including as Chief Operating Officer of a U.S. broker dealer. Mr. Meer has served on numerous public and private company boards of directors. Since 1998 he has been CEO of jTrade Global LLC (formerly known as jBroker Global Inc.), a software marketing company engaged in marketing and promoting connectivity to a global interface into its sell side brokerage network for its affiliate, Ivory Software Systems Ltd. (“Ivory”), that enables the electronic trading of financial instruments. Mr. Meer has founded private investment companies investing in special situations and alternative investments, including most recently Decagon LLC, a Florida limited liability company, doing business as CubeSquare LLC (“CubeSquare”) which invests in special situations and alternative investments involving public and pre-public companies. CubeSquare does not have a controlling interest in any public company and is not registered as an investment advisor. Mr. Meer received his Master of Law degree from New York University, in addition to holding juris doctor and accounting degrees. As a co-founder and Chief Executive Officer, Mr. Meer’s management and public company experience and involvement with the Company's day to day operations as its Chief Executive Officer, led to his appointment to the Board.

Ido Merfeld, President and a Director

Mr. Merfeld has served as our President and a director since the formation of the Company on September 22, 2016. In October 1991, Mr. Merfeld co-founded Ivory based in Tel Aviv Israel, then a start-up company specializing in servicing the financial services industry both in Israel and abroad ("Ivory"). Ivory developed and maintains capital markets technology platform for banks that enables banks to provide comprehensive services to their clients and to trade with global sells side brokers. In the last 10 years, he has also been involved in the establishment of several start-up companies including the establishment of a new Art Exchange in Luxemburg and a financial education internet company in the UK. In 2014, Mr. Merfeld, resigned as CEO of Ivory to become its Chairman. Mr. Merfeld received a MSc. in molecular biology from Ariel University and is working on completing his PhD. In September 2021, Mr. Merfeld joined the Board of Directors of Ariel University. He previously received his B.A. in Computer Science, Statistics & Economics from Bar-Ilan University in Israel. As a co-founder and President, Mr. Merfeld’s management and business experience and his involvement with the Company's day to day operations led to his appointment to the Board.

Board of Advisors

The Company has a Board of Advisors which currently consists of the following members.

Scientific Advisors

Professor Danny Baranes is Head of the Department of Molecular Biology at Ariel University, and the Principal Investigator for research in connection with the License Agreement. Professor Baranes did his post-doctoral fellowship in neuroscience in the lab of the Nobel laureate Dr. Eric Kandel at Columbia University. Professor Baranes continued on to McGill University, and returned to Israel in 2000 where he has held several positions at Ben Gurion University before joining Ariel University in 2009. He has received numerous international awards, published dozens of articles in leading international scientific journals as well having given numerous lectures and presentations. Professor Baranes received his PhD. in Biochemistry from Hebrew University.

Dr. Albert Pinhasov is Vice-President and Dean for Research and Development at Ariel University. He is a molecular biologist specializing in the neurobiology of social behavior. In addition, Dr. Pinhasov was a Postdoctoral Fellow on the Drug Discovery CNS Research Team at Johnson and Johnson Pharmaceutical. He received his PhD in Molecular Biology and Clinical Biochemistry from Tel Aviv University in Israel.

Dr. Motti Ratmansky is the head of the Pain Rehabilitation Clinic at the Lowenstein Rehabilitation Hospital in Israel. He was the former head of the Israeli National Instruction Unit for combat medics and medical field units, supervising and training combat medics. Dr. Ratmansky received his Medical Degree from the Technion Medical School in Israel.

Professor Chenfeng Ke is Assistant Professor of Chemistry at Dartmouth. Professor Ke received a PhD in Supramolecular Chemistry from Nankai University in 2009 and a BSc in Chemistry from Nankai University in 2004. He was a Newton Fellow (The Royal Society, UK) at the University of Bristol, from 2009 to 2011 and a Postdoctoral Fellow at Northwestern University from 2011 to 2015.

Dr. Igor Korman is a molecular biologist who holds a medical degree, and a PhD and Doctor of Science degrees in Clinical Pharmacology. Since 2016, Dr. Korman has headed The Institute for Translational Research at Ariel where he has assembled a team of scientists and started a number of projects in the field of anticancer drug discovery, 3D tissue fabrication for drug development and personalized diagnostics and data analysis for drug repurposing etc. In 2007, Dr Koman was part of the research team of Cleveland Biolabs, Inc. (NASDAQ: CBLI), a biotech drug development company, and a research leader in the department of Cell Stress Biology at Roswell Park Comprehensive Cancer Center. He began his academic career in 1998 when he joined the research lab in the Department of Molecular Biology in the University of Illinois at Chicago as a visiting scientist.

Business Advisor

Pavel Hilman is Chairman of HIG Capital AG, a Swiss holding company, Mr. Hilman has extensive experience in the financial industry and private venture investments in the areas of bio-tech, agri-tech, med-tech, nano-tech and IT. Mr. Hilman currently serves on various executive and advisory boards and supervisory committees of private and public corporations in the United Kingdom, USA, Switzerland, Israel, Luxemburg, Poland, Russian Federation and the Ukraine.

Family relationships

There are no family relationships among any of our officers or directors.

Director Independence

Our Board of Directors does not include any independent directors.

Involvement in legal proceedings

There are no legal proceedings that have occurred within the past ten years concerning our directors, or control persons which involved a criminal conviction, a criminal proceeding, an administrative or civil proceeding limiting one's participation in the securities or banking industries, or a finding of securities or commodities law violations.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain information regarding compensation awarded to, earned by or paid to our Chief Executive Officer and the other executive officer with compensation exceeding $100,000 during fiscal 2021 (each a "Named Executive Officer").

Name and Principal	Fiscal Year Ended	Salary	Bonus	Stock Awards	Option Awards	All Other	Total
Position	12/31	($)	($)	($)	($)	($)	($)
Jonah Meer, Chief Executive Officer, Chief Financial Officer, Secretary and Director	2020	-	-	-	106,765(1)	-	106,765(1)
	2021	-	-	-	217,785(2)	-	217,785(2)
Ido Merfeld, President and Director	2020	-	-	-	106,765(1)	-	106,765(1)
	2021	-	-	-	217,785(2)	-	217,785(2)

(1)  Represents a five-year option to purchase 325,000 shares of common stock at an exercise price of $2.00 per share, exercisable on December 20, 2020 and the grant date fair value computed in accordance with ASC Topic 718 as described in Note 11 to the financial statements for the year ended December 31, 2020 included in this prospectus.

(2) Represents a five-year option to purchase 325,000 shares of common stock at an exercise price of $2.00 per share, exercisable on December 22, 2021 and the grant date fair value computed in accordance with ASC Topic 718.

2016 Stock Option and Stock Award Plan

On December 14, 2016, the Board adopted the Company’s 2016 Stock Option and Stock Award Plan (the "Plan"). The Plan provides for the award of stock options (incentive and non-qualified), stock awards and stock appreciation rights to officers, directors, employees and consultants who provide services to the Company. The terms of awards under the Plan are made by the Administrator of the Plan appointed by the Company's Board of Directors, or in the absence of an Administrator, by the Board. The Company has reserved 10 million shares for issuance under the Plan.

Outstanding Equity Awards

The table below reflects all outstanding equity awards made to each Named Executive Officer that were outstanding at December 31, 2021.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Jonah Meer	12/4/17	300,000	0	2.00	12/4/22
	12/10/18	325,000	0	2.00	12/10/23
	12/19/19	325,000	0	2.00	12/19/24
	12/20/20	325,000	0	2.00	12/20/25
	12/20/21	325,000	0	2.00	12/20/26
Ido Merfeld	12/4/17	300,000	0	2.00	12/4/22
	12/10/18	325,000	0	2.00	12/10/23
	12/19/19	325,000	0	2.00	12/19/24
	12/20/20	325,000	0	2.00	12/10/25
	12/20/21	325,000	0	2.00	12/20/26

Compensation of Directors

During the year ended December 31, 2021, no compensation has been paid to our directors in consideration for their services rendered in their capacities as directors.

PRINCIPAL SHAREHOLDERS

The following table lists, as of March 18, 2022 , the number of shares of common stock beneficially owned by (i) each person, entity or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each of our Named Executive Officers and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person directly or indirectly has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to dispose or direct the disposition of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary interest. Except as noted below, each person has sole voting and investment power with respect to the shares beneficially owned and each stockholder's address is c/o Qrons Inc., 28-10 Jackson Avenue #26N, Long Island City, New York 11101.

The percentages below are calculated based on 13,289,789 issued and outstanding shares of common stock outstanding as of March 18, 2022 .

	Amount and Percentage of Beneficial
Name and Address of Beneficial Owner	Ownership
	Shares	%
Directors and Executive Officers:
Jonah Meer
Chief Executive Officer, Chief Financial Officer, Secretary and Director	6,760,000(2)	45.1	%(1)
Ido Merfeld
President and Director	6,660,000(3)	44.7	%(1)

All officers and directors as a group (2 persons):	13,420,000(4)	80.9%

(1) Messrs. Meer and Merfeld are the holders of the Company's issued and outstanding Class A Preferred Stock. For so long as the Class A Preferred Stock is issued and outstanding, the holders of Class A Preferred Stock shall vote together as a single class with the holders of the Company's common stock and the holders of any other class or series of shares entitled to vote with the common stock, with the holders of Class A Preferred Stock being entitled to 66 2/3% of the total votes on all such matters.
(2) Includes currently exercisable options to purchase an aggregate of 1,600,000 shares and 100,000 shares issuable upon the conversion of a convertible promissory note held by Decagon LLC (“Decagon”) over which Mr. Meer has voting and dispositive power.
(3) Includes currently exercisable options to purchase an aggregate of 1,600,000 shares.
(4) Includes currently exercisable options to purchase an aggregate of 3,200,000 shares and 100,000 shares issuable upon the conversion of a convertible promissory note held by Decagon.
Change-in-Control Agreements

The Company does not have any change-in-control agreements with any of its executive officers.

CERTAIN RELATIONSHIPS AND REALTED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

On September 1, 2016, the Company entered into a convertible debenture agreement with CubeSquare (the “$10,000 Debenture”). Jonah Meer, our Chief Executive Officer is the managing member of CubeSquare. Ido Merfeld, our President, is a 25% owner of CubeSquare. Under the debenture agreement, CubeSquare loaned $10,000 to the Company. Cube Square had agreed to loan the Company an additional $15,000 on the same terms and conditions if requested by the Company. The loan bears interest at 8% per annum (which will increase to 12% if an event of default as described in the debenture agreement occurs) and was due on September 1, 2017, or immediately upon an event of default. Interest is payable, at CubeSquare's option, in cash or common stock. Any portion of the loan and unpaid interest are convertible at any time at the option of CubeSquare into shares of common stock of the Company at a conversion price per share of the greater of (i) $0.0625, if the Company's shares are not trading on a public market, and (ii) if the Company's shares are listed for trading on a public market, an amount equal to a 50% discount to the average of the five lowest trading prices during the previous twenty trading days. So long as the loan is outstanding, the Company may not merge, reorganize, restructure, reverse split its stock, consolidate or sell all or substantially all of its assets without giving seven days prior written notice to CubeSquare, in which case, CubeSquare can put the note to the Company at 125% of the then outstanding principal and interest. The debenture agreement also provides for anti-dilution protection (with certain exceptions) if the Company engages in other transactions at a lower price per share. The Company has the right to redeem the loan for 6 months, in whole or in part, at 125% of the principal amount being redeemed and accrued interest thereon. The Company must reserve 150% of the number of shares issuable upon conversion of the loan. The Company may not engage in short sales. Except upon 61 days prior written notice to the Company, CubeSquare may not convert the loan if as a result of such conversion, CubeSquare and its affiliates would own in excess of 9.9% of the total issued and outstanding shares of the Company.

On September 27, 2017, the Company entered into an 8% convertible debenture in the amount of $15,000 with CubeSquare (the “$15,000 Debenture”), with the same terms as the $10,000 Debenture described above, due September 27, 2018. The maturity date of the $15,000 Debenture was extended to September 27, 2019 pursuant to a First Amendment to 8% Convertible Debenture, dated September 9, 2018, was further extended to September 27, 2020 pursuant to a Second Amendment to 8% Convertible Debenture, dated September 27, 2019, and was further extended pursuant to a Third Amendment to 8% Convertible Debenture, dated October 30, 2020 to September 27, 2021.

The maturity date of the $10,000 Debenture was extended to September 1, 2018 pursuant to a First Amendment to 8% Convertible Debenture, dated September 28, 2017, was further extended to  September 1, 2019 pursuant to a Second Amendment to 8% Convertible Debenture, dated September 9, 2018, was further extended to September 1, 2020 pursuant to a Third Amendment to 8% Convertible Debenture dated September 1, 2019 and was further extended pursuant to a Fourth Amendment to 8% Convertible Debenture, dated October 30, 2020 to September 1, 2021, was further extended to September 1, 2022 pursuant to a Fifth Amendment to 8% Convertible Debenture, dated October 7, 2021.

On December 10, 2018, we granted an immediately exercisable five-year option to purchase 325,000 shares of common stock at an exercise price of $2.00 per share to each of Jonah Meer and Ido Merfeld.

On May 1, 2019, we issued a promissory note to CubeSquare in the principal amount of $50,000. The Note bears interest at the rate of 8% per annum and is due and payable by the Company upon demand from CubeSquare. The Note will become immediately due and payable, upon the occurrence of an event of default, which includes (i) failure to pay any obligation under the Note within two business days of demand therefor (ii) the Company filing a petition or answer or consent seeking relief under any federal or state bankruptcy law or other similar law, or its consent to such proceedings and the appointment of a receiver or liquidator or similar entity of a substantial part of the Company's assets, or the Company making a general assignment for the benefit of creditors. Interest on the Note upon an event of default will be 13% per annum. The Note may be prepaid, at the option of the Company, in whole or in part, at any time, without premium or penalty.

On September 8, 2019 and September 20, 2019, Jonah Meer and Ido Merfeld each made a $50,000 advance to the Company, respectively.

On December 19, 2019, we granted an immediately exercisable five-year option to purchase 325,000 shares of common stock at an exercise price of $2.00 per share to each of Jonah Meer and Ido Merfeld.

Between October 20, 2019 and December 9, 2019, Jonah Meer made an aggregate of $85,000 unsecured, non-interest bearing advances to the Company.

On December 10, 2020, we granted an immediately exercisable five-year option to purchase 325,000 shares of common stock at an exercise price of $2.00 per share to each of Jonah Meer and Ido Merfeld.

On December 22, 2021, we granted an immediately exercisable five-year option to purchase 325,000 shares of common stock at an exercise price of $2.00 per share to each of Jonah Meer and Ido Merfeld.

Jonah Meer currently provides the Company with space for its principal executive office at 28-10 Jackson Avenue #26N, Long Island City, New York 11101 at no cost.

Insider Transactions Policies and Procedures

The Company does not currently have an insider transaction policy.

Director Independence

Our Board of Directors does not include any independent directors.

SELLING SHAREHOLDERS

This prospectus covers the resale by the Selling Shareholders of an aggregate of 3,651,429 shares of common stock, consisting of (i) 2,000,000 shares issued to our officers and directors in consideration for founding the Company and services provided to us; (ii) an aggregate of 236,429 shares issued to five accredited investors in Private Placements between November 1, 2017 and August 27,2020 at a purchase price of between $0.25 and $1.00 per share, pursuant to the terms of a subscription agreement with each investor; (iii) 630,000 shares issued to scientific advisors and consultants for advisory services provided to the Company, (iii) an aggregate of 490,000 Conversion Shares to be issued upon the conversion of three outstanding convertible notes issued to accredited investors in private offerings; and (iv) an aggregate of 295,000 Warrant Shares to be issued upon the exercise of Warrants issued in the Private Placements.

The Selling Shareholders, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares referred to above. The Selling Shareholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act. We may from time to time include additional selling shareholders in supplements or amendments to this prospectus. After the date of effectiveness, the Selling Shareholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their shares of common stock.

The Selling Shareholders may sell some, all or none of its shares. We do not know how long the Selling Shareholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholders regarding the sale of any of the shares.

The following table sets forth the shares beneficially owned, as of March 18, 2022 by the Selling Shareholders prior to the offering contemplated by this prospectus, the number of shares that the Selling Shareholders may offer and sell from time to time under this prospectus and the number of shares which the Selling Shareholders would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 13,289,789 shares of our common stock outstanding as of March 18, 2022 .

None of the Selling Shareholders are a registered broker-dealer or an affiliate of a registered broker-dealer.  None of the Selling Shareholders or any of their respective affiliates have held a position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years except that (i) Jonah Meer is a co-founder of the Company and serves as its Chief Executive Officer; (ii) Ido Merfeld is a co-founder of the Company and serves as its President; (iii) Danny Baranes and Pavel Hilman each serve on the Company’s Board of Advisors; and (iv) Liat Hammer has been the Company’s Director of Research since its inception in September 2016.

Selling Shareholder	Beneficial Ownership Before the Selling Shareholders Offering	Number of Shares Being Offered	Beneficial Ownership After the Selling Shareholders Offering	Percentage of Ownership After the Selling Shareholders Offering
Jonah Meer	6,660,000(1)(2)(3)	1,000,000	5,660,000	38.0%
Ido Merfeld	6,660,000(1)(3)	1,000,000	5,660,000	38.0%
Quick Capital, LLC (4)	345,000(5)	345,000(5)	-	*
Rey Arias	105,000(6)	105,000(6)	-	*
Decagon LLC (7)	100,000(8)	100,000(8)	-	*
Maria Guadalupe Becerra	60,000(9)	60,000(9)	-	*
Glenwood Partners, LP (10)	75,000(11)	75,000(11)	-	*
Jacob Abilevitz	150,000(12)	150,000(12)	-	*
Saul Curtis	75,000(13)	75,000(13)	-	*
Mitchel Berkowitz	75,000(13)	75,000(13)	-	*
M. Tayer Ltd.(14)	11,429	11,429	-	*
Danny Baranes	295,000	295,000	-	*
Liat Hammer	620,000	295,000	325,000	2.4%
Pavel Hilman	40,000	40,000	-	*
Mirtha Arias Poulliard	25,000	25,000	-	*
* Represents less than 1%
(1) Messrs. Meer and Merfeld are the holders of the Company's issued and outstanding Series A preferred stock. For so long as the Class A preferred stock is issued and outstanding, the holders of Class A Preferred Stock shall vote together as a single class with the holders of the Company's common stock and the holders of any other class or series of shares entitled to vote with the common stock, with the holders of Class A Preferred Stock being entitled to 662/3% of the total votes on all such matters.
(2) Excludes 100,000 shares issuable upon the conversion of a promissory note held by Decagon.
(3) Includes currently exercisable options to purchase an aggregate of 1,600,000 shares of common stock.
(4) Eilan D. Natan, manager of Quick Capital, has sole voting and dispositive power over the shares held by Quick Capital.

(5) Represents 230,000 shares issuable upon the conversion of a convertible promissory note and 115,000 shares subject to a currently exercisable warrant.
(6) Represents (i) 70,000 Conversion Shares and (ii) 35,000 Warrant Shares.
(7) Jonah Meer, managing member of Decagon, has sole voting and dispositive power over the shares held by Decagon.
(8) Represents 100,000 shares issuable upon the conversion of a convertible promissory note.
(9) Represents (i) 40,000 Conversion Shares and (ii) 20,000 Warrant Shares.
(10) Glenn Bagwell, Managing Partner of Glenwood Partners Capital Management, LLC, general partner of Glenwood Partners, LP (“Glenwood”), has sole voting and dispositive power over the shares held by Glenwood.
(11) Represents (i) 50,000 Conversion Shares and (ii) 25,000 Warrant Shares.
(12) Includes 50,000 Warrant Shares.
(13) Includes 25,000 Warrant Shares.
(14) Michael Tayer, President of M. Tayer Ltd. (“M. Tayer”) has sole voting and dispositive power over the shares held by M. Tayer.

PLAN OF DISTRIBUTION

Our shares of common stock subject to the Offering will be sold through our management, who may be considered an underwriter as that term is defined in Section 2(a)(11) of the Securities Act. Our management will not receive any commission in connection with the sale of shares. We estimate our total offering registration costs to be approximately $11,399. There is no minimum number of shares that must be sold by us for the Offering to proceed. We will retain any proceeds from the Offering.

Our management will be relying on, and complying with, Rule 3a4-1(a)(4)(ii) of the Exchange Act as a “safe harbor” from registration as a broker-dealer in connection with the offer and sale of the shares. In order to rely on such “safe harbor” provisions provided by Rule 3a4-1(a) (4) (ii), each must be in compliance with all of the following:

•	an individual must not be subject to a statutory disqualification;

•	an individual must not be compensated in connection with such selling participation by payment of commissions or other payments based either directly or indirectly on such transactions;

•	an individual must not be an associated person of a broker-dealer;

•
an individual must primarily perform, or is intended primarily to perform at the end of the Offering, substantial duties for or on behalf of the Company otherwise than in connection with transactions in securities; and

•
an individual must perform substantial duties for the Company after the close of the Offering not connected with transactions in securities, and not have been an associated person of a broker or dealer for the preceding 12 months, and not participate in selling an offering of securities for any issuer more than once every 12 months.

Each member of our management will comply with the guidelines enumerated in Rule 3a4-1(a) (4) (ii). Neither our management nor any of their affiliates will be purchasing shares in the Offering.

You may purchase shares by completing and manually executing a subscription agreement and delivering it with your payment in full for all shares you wish to purchase to our offices. A copy of the form of that subscription agreement is attached as an exhibit to our registration statement of which this prospectus is a part. Your subscription will not become effective until accepted and approved by us. Our subscription process is as follows:

•	this prospectus, with subscription agreement, is delivered by the Company to each offeree;
•	the subscription is completed by the offeree, and submitted with payment back to the Company;
•	each subscription is reviewed to confirm the subscribing party completed the form, and to confirm the state of acceptance;
•	once approved, the subscription is accepted by management and the funds will be deposited;
•	subscriptions not accepted will be returned without interest or deduction of any kind.

The Selling Shareholders may use any one or more of the following methods when disposing of shares:

•	on any national securities exchange or quotation service on which shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in the transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the listing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

If the Selling Shareholders effect such transactions by selling shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions, or commissions from the Selling Shareholders or commissions from purchasers of the shares  for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Shareholders may also sell shares of common stock short and deliver shares to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The Selling Shareholders and any broker-dealers or agents participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such distributions. In such event, any commissions received, or any discounts or concessions allowed to, such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Shareholder will sell any or all of the shares registered pursuant to this registration statement of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, the anti-manipulation rules of Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling stockholders against liabilities to the extent such liabilities arise from an untrue statement or alleged untrue statement in a registration statement or prospectus filed under the Securities Act.

Neither we nor the Selling Shareholders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between the Selling Shareholders, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. Any commissions, discounts or other fees payable to brokers-dealers in connection with any sale of the shares of common stock will be borne by the Selling Shareholders, the purchasers participating in such transaction, or both.

We and the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5.

Penny Stock Rules

The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "institutional accredited investors." The term "institutional accredited investor" refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the SEC, and impose a waiting period of two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is intended as a summary only. We refer you to our articles of incorporation and bylaws which have been filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of the Wyoming General Corporation Law.

Our authorized capital stock consists of 100 million shares of common stock par value $0.0001 per share and 10,000 shares of preferred stock, par value $0.001 per share (“Series A Preferred Stock”). As of March 18, 2022 , there were 13,289,789 shares of our common stock and 2,000 shares of our Series A Preferred Stock issued and outstanding.

Common Stock

Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our articles of incorporation or bylaws that would delay, defer or prevent a change in control of our company.

Preferred Stock

Our Board may issue preferred stock in one or more series without shareholder approval. Our Board may determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. The rights of holders of our common stock described above, will be subject to, and may be adversely affected by, the rights of any preferred stock that we may designate and issue in the future.

On September 20, 2016, the Company filed a Certificate of Designation creating a series of preferred stock consisting of 10,000 shares and designated as the Series A Preferred Stock. The Series A Preferred Stock is redeemable at the option of the Company at any time, in whole or in part, upon 10 trading days prior notice, at a price of $1.00 per share plus 4% per annum from the date of issuance (the "Stated Value"). The holders of the Series A Preferred Stock are entitled to a liquidation preference equal to the Stated Value, prior to the holders of other preferred stock or common stock. The holders of the Series A Preferred Stock have the right to convert such stock into common stock at a conversion rate equal to the Stated Value as of the conversion date divided by the average closing price of the common stock for the five previous trading days. The Company is required to reserve sufficient number of shares for the conversion of the Series A Preferred Stock. The holders of Class A Preferred Stock shall vote together as a single class with the holders of the Company's common stock and the holders of any other class or series of shares entitled to vote with the common stock, with the holders of Class A Preferred Stock being entitled to 66 2/3% of the total votes on all such matters, regardless of the actual number of shares of Class A Preferred Stock then outstanding.

Anti-Takeover Effects of Our Articles of Incorporation and Wyoming General Corporation Law

Our Articles of Incorporation provide for the issuance of up to 100 million shares of our common stock par value $0.0001. Our authorized but unissued shares of common stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Our board has the authority to issue an unlimited additional amount of shares. The existence of unlimited authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Though not now, we may be or in the future we may become subject to Wyoming's control share law. The law focuses on the acquisition of a "controlling interest" which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others. The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law. If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

Wyoming's control share law may have the effect of discouraging takeovers of the corporation. In addition to the control share law, Wyoming has a business combination law which prohibits certain business combinations between Wyoming corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder," unless the corporation's board of directors approves the combination in advance. For purposes of Wyoming law, an "interested stockholder" is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders. The effect of Wyoming's business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Brenner & Associates, PLLC has opined on the validity of the shares being offered hereby.

EXPERTS

The financial statements included in this prospectus and in the registration statement for the fiscal years ended December 31, 2021 and December 31, 2020 have been audited by Heaton & Company, PLLC (doing business as Pinnacle Accountancy Group of Utah), an independent registered public accounting firm and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

We have filed with the SEC this registration statement on Form S-1 under the Securities Act with respect to the common stock being offered by this prospectus. This prospectus, which constitutes a part of this registration statement, does not contain all of the information in this registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to this registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to this registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including this registration statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing or telephoning us at: Qrons Inc.,28-10 Jackson Avenue #26N, Long Island City, New York 11101. Our telephone number is (212) 945-2080.

Qrons Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Qrons Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Qrons Inc. (the Company) as of December 31, 2021 and 2020, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Consideration of the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses and has limited operations which raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Heaton & Company, PLLC

We have served as the Company’s auditor since 2016.

Heaton & Company, PLLC
Farmington, Utah
March 9, 2022

QRONS INC.
BALANCE SHEETS

	December 31, 2021	December 31, 2020

ASSETS
Current assets
Cash and cash equivalents	$35,065	$57,632
Total current assets	35,065	57,632

TOTAL ASSETS	$35,065	$57,632

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable and accrued liabilities	$90,976	$49,059
Accounts payable and accrued liabilities – related party	38,192	43,768
Demand loans, related party	50,000	50,000
Advances from related party	286,000	286,000
Unsecured short-term advances	100,000	100,000
Convertible notes – related party, net of debt discount	25,000	25,000
Convertible notes, net of debt discount	141,685	43,636
Derivative liabilities	405,957	154,485
Total current liabilities	1,137,810	751,948

Total liabilities	1,137,810	751,948

Stockholders’ deficit
Series A Preferred stock: $0.001 par value; 10,000 shares authorized; 2,000 shares issued and outstanding	2	2
Common stock, $0.0001 par value: 100,000,000 shares authorized; 13,289,789 shares issued and outstanding	1,329	1,329
Additional paid-in capital	7,697,351	7,037,796
Accumulated deficit	(8,801,427)	(7,733,443)
Total stockholders’ deficit	(1,102,745)	(694,316)
TOTAL LIABILITIES & STOCKHOLDERS’ DEFICIT	$35,065	$57,632

The accompanying notes are an integral part of these audited financial statements.

QRONS INC.
STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2021	2020

Net sales	$-	$-

Operating expenses:
Research and development expenses	258,297	258,620
Professional fees	48,332	47,560
General and administrative expenses	495,323	247,561
Total operating expenses	801,952	553,741

Income (loss) from operations	(801,952)	(553,741)

Other income (expense)
Interest expense	(208,892)	(52,019)
Change in derivative liabilities	(57,140)	(57,203)
Total other income (expense)	(266,032)	(109,222)

Net (loss)	$(1,067,984)	$(662,963)

Net (loss) per common shares (basic and diluted)	$(0.08)	$(0.05)

Weighted average shares outstanding
(basic and diluted)	13,289,789	13,163,286

The accompanying notes are an integral part of these audited financial statements.

QRONS INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Series A Preferred		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2019	2,000	$2	13,089,789	$1,309	$6,561,047	$(7,070,480)	$(508,122)
Issuance of common stock for private placement	-	-	200,000	20	99,980	-	100,000
Stock options granted to officers	-	-	-	-	213,530	-	213,530
Stock options granted to non-employees as research and development costs	-	-	-	-	159,839	-	159,839
Warrants exercised associated with private placement	-	-	-	-	3,400	-	3,400
Net loss for the year	-	-	-	-	-	(662,963)	(662,963)
Balance, December 31, 2020	2,000	$2	13,289,789	$1,329	$7,037,796	$(7,733,443)	$(694,316)
Stock options granted to officers					435,570		435,570
Stock options granted to non-employees as research and development costs					223,985		223,985
Net loss for the year						(1,067,984)	(1,067,984)
Balance, December 31, 2021	2,000	$2	13,289,789	$1,329	$7,697,351	$(8,801,427)	$(1,102,745)

The accompanying notes are an integral part of these audited financial statements.

QRONS INC.
STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2021	2020
Cash Flows From Operating Activities
Net loss	$(1,067,984)	$(662,963)
Adjustments to reconcile net loss to net cash used by operating activities:
Stock options issued for research and development expense	223,985	159,839
Stock options granted for officer compensation	435,570	213,530
Warrants granted as financing costs	-	3,400
Non cash interest expense	94,332	-
Accretion of debt discount	98,049	35,380
Change in derivative liabilities	57,140	57,203
Changes in operating assets and liabilities:
Decrease prepaid expenses	-	56,265
(Decrease) increase accounts payable and accrued liabilities	41,917	(91,908)
(Decrease) increase accounts payable and accrued liabilities - related party	(5,576)	8,861
Net cash (used by) operating activities	(122,567)	(220,393)

Cash Flows From Investing Activities
Net cash provided from (used by) investing activities	-	-

Cash Flows From Financing Activities
Proceeds from private placement	-	100,000
Proceeds from convertible notes	100,000	10,000
Proceeds from related party advances	-	101,000
Net cash provided from financing activities	100,000	211,000

Decrease in cash and cash equivalents	(22,567)	(9,393)

Cash at beginning of year	57,632	67,025
Cash at end of period	$35,065	$57,632

SUPPLEMENTAL DISCLOSURES
Interest paid	$-	$-
Income taxes paid	$-	$-

SUPPLEMENTAL NON-CASH FINANCING ACTIVITIES
Derivative liability associated with debt discount	$51,009	$-
Derivative liability associated with warrants	$143,323	$-

The accompanying notes are an integral part of these audited financial statements.

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
December 31, 2021 and 2020

Note 1 – Description of Business and Basis of Presentation

Organization and Nature of Business:

Qrons Inc. (“Qrons” or the “Company”) was incorporated under the laws of the State of Wyoming on August 22, 2016 under the name BioLabMart Inc. and changed its name to Qrons Inc., effective August 8, 2017.

The Company’s common stock was approved by the Financial Industry Regulatory Authority (“FINRA”) for quotation on the OTC pink sheets under the symbol “BLMB” as of July 3, 2017. FINRA announced the Company’s name change to Qrons Inc. on August 9, 2017. The new name and symbol change to “QRON” for the OTC Market was effective August 10, 2017. The Company’s common stock commenced trading on the OTCQB Venture Market on August 12, 2019.

The Company is an innovative biotechnology company dedicated to developing biotech products, treatments and technologies to combat neuronal diseases, which are an enormous social and economic burden on society. The Company seeks to engage in strategic arrangements with companies and institutions that are developing breakthrough technologies in the fields of artificial intelligence, machine learning, molecular biology, stem cells and tissue engineering, for deployment in the fight against neuronal diseases. The Company’s search is currently focused on researchers based in Israel, a country which is world-renowned for biotech innovations.

The Company’s principal executive office is located at 28-10 Jackson Avenue, Long Island City, #26N, New York 11101.

Note 2 – Summary of Significant Accounting Policies

Financial Statement Presentation: The audited financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Fiscal year end: The Company has selected December 31 as its fiscal year end.

Use of Estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from these estimates.

Cash Equivalents: The Company considers all highly liquid investments with maturities of 90 days or less from the date of purchase to be cash equivalents.

Research and Development Costs: The Company charges research and development costs to expense when incurred in accordance with FASB ASC 730, Research and Development. Research and development costs were $258,297 for the year ended December 31, 2021. Research and development costs were $258,620 for the year ended December 31, 2020.

Advertising and Marketing Costs: Advertising and marketing costs are expensed as incurred. The Company incurred $0 in advertising and marketing costs during the years ended December 31, 2021 and 2020.

Related Parties: For the purposes of these financial statements, parties are considered to be related if one party has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Company and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
December 31, 2021 and 2020

Note 2 – Summary of Significant Accounting Policies (continued)

Stock Based Compensation and Other Share-Based Payments: The Company records stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation, using the fair value method on grant date. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the equity instruments issued. The expense attributable to the Company’s directors is recognized over the period the amounts are earned and vested, and the expense attributable to the Company’s non-employees is recognized when vested, as described in Note 11, Stock Plan.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level of input that is significant to the fair value measurement of the instrument.

The following table provides a summary of the fair value of the Company’s derivative liabilities as of December 31, 2021 and December 31, 2020:

	Fair value measurements on a recurring basis
	Level 1	Level 2	Level 3
As of December 31, 2021:
Liabilities
Derivative liabilities	$-	$-	$405,957

As of December 31, 2020:
Liabilities
Derivative liabilities	$-	$-	$154,485

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
December 31, 2021 and 2020

Note 2 – Summary of Significant Accounting Policies (continued)

Warrants: The Company accounts for common stock warrants in accordance with applicable accounting guidance provided in ASC 815 Derivatives and Hedging, as either derivative liabilities or as equity instruments depending on the specific terms of the warrant agreement. For warrants classified as equity instruments the Company applies the Black Scholes model and expenses the fair value as financing costs. For warrants classified as derivative financial instruments the Company applies the Monte Carlo model to value the warrants.

Income taxes: The Company has adopted ASC 740, Income Taxes, which requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Basic and Diluted Loss Per Share: In accordance with ASC 260, Earnings Per Share, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common stock outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional shares of common stock that would have been outstanding if the potential common stock had been issued and if the additional shares of common stock were dilutive.

Potential common stock consists of the incremental common stock issuable upon the exercise of common stock warrants (using the if-converted method), convertible notes, classes of shares with conversion features, and stock awards and stock options.

The table below reflects the potentially dilutive securities at each reporting period, which have not been included in the computation of diluted net loss per share due to their anti-dilutive effect:

	December 31, 2021	December 31, 2020
Research warrants at 3% of issued and outstanding shares	398,694	398,694
Convertible notes	564,719	445,400
Series A preferred shares	700	700
Stock options vested	4,098,332	3,243,333
Stock options not yet vested	-	33,333
Stock purchase warrants	295,000	180,000
Total	5,357,445	4,301,460

New Accounting Pronouncements: Certain new accounting pronouncements that have been issued are not expected to have a material effect on the Company’s financial statements.

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
December 31, 2021 and 2020

Note 3 – Going Concern

The Company has experienced net losses to date and has not generated revenues from operations. While the Company raised proceeds of $100,000 during the year ended December 31, 2021 through issuance of a convertible promissory note, and $211,000 during the year ended December 31, 2020 in private placement offerings to accredited investors, loans and advances from its officers and directors and third-party short term loans, it does not believe its resources will be sufficient to meet its operating and capital needs beyond the second quarter of 2022. The Company expects it will require additional capital to fully implement the scope of its proposed business operations, which raises substantial doubt about its ability to continue as a going concern. The Company will have to continue to rely on equity and debt financing, and continued support from its officers and directors. There can be no assurance that financing, whether debt or equity, will be available to the Company in the amount required at any particular time or for any particular period or, if available, that it can be obtained on favorable terms. In addition, if the Company is unable to obtain adequate financing due to the continued effect of COVID-19 on the capital markets, the Company may be required to reduce the scope, delay, or eliminate some or all of its planned operations.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amount and classification of liabilities that might cause results from this uncertainty.

Covid-19 Pandemic

The COVID-19 pandemic has had an adverse impact on the research and development of our product candidates. Research facilities at Dartmouth were subject to closures as well as laboratories at Ariel in Israel during fiscal 2020. This resulted in our discontinuing our research at these universities and was part of our decision to adjust our research to be collaborative and to seek aligning with third parties to advance our expanded goals. The ultimate impact on our research relationships is currently uncertain. We do not currently know the full extent of potential delays of research in the future as a result of the continuing pandemic restrictions.

COVID-19 has also caused significant disruptions to the global financial markets, which severely impacts our ability to raise additional capital. We terminated our employees in April 2020 in an effort to conserve resources as we evaluated our business development efforts. We may be required to further reduce operations or cease operations if we are unable to finance our operations.

Management is actively monitoring the situation but given the daily evolution of the COVID-19 outbreak, the Company is not able to fully estimate the effects of the COVID-19 outbreak on its planned operations or financial condition in the next 12 months. However, while significant uncertainty remains, the Company believes it is likely that the COVID-19 outbreak will have a negative impact on its ability to raise additional financing and will result in delays as it continues to impact the Company’s workforce and its collaborative development efforts.

Note 4 – Convertible Note – Related Party and Derivative Liabilities

On September 1, 2016, the Company entered into a convertible debenture agreement with Decagon LLC, doing business as CubeSquare, LLC (“CubeSquare”), of which the Company’s Chief Executive Officer is the managing partner and its President is a 25%owner of CubeSquare. The Company received proceeds of $10,000 during fiscal 2016 (“Note 1”). Note 1 bears interest at 8% per annum and was due on September 1, 2017. Interest accrues from September 1, 2016 and is payable on maturity. Interest is payable, at the lender’s option, in cash or common stock. Any portion of the loan and unpaid interest is convertible at any time at the option of CubeSquare into shares of common stock of the Company at a conversion price of the greater of (i) $0.0625 per share if the Company’s shares are not trading on a public market and; (ii) in the event the Company’s shares are listed for trading on a public market, the conversion price shall be equal to a 50% discount to the average of the five lowest trading prices during the previous twenty trading days prior to the date of the notice of conversion from the lender.

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
December 31, 2021 and 2020

Note 4 – Convertible Note – Related Party and Derivative Liabilities (continued)

On September 29, 2017, the Company and CubeSquare amended Note 1 to extend the maturity date from September 1, 2017 to September 1, 2018; on September 9, 2018, the Company further amended Note 1 to extend the maturity date to September 1, 2019; on November 6, 2019, the Company further amended Note 1 to extend the maturity date to September 1, 2020; on October 30, 2020, the Company further amended Note 1 to extend the maturity date to September 1, 2021; and on October 7, 2021, the Company further amended Note 1 to extend the maturity date to September 1, 2022 under the same terms and conditions.

On September 27, 2017, the Company entered into a second convertible debenture agreement with CubeSquare under which the Company received proceeds of $15,000 (Note 2). Note 2 bears interest at 8% per annum and was due on September 27, 2018. Interest accrues from September 27, 2017 and is payable on maturity. Any portion of the principal and unpaid interest under the note is convertible at any time at the option of CubeSquare into shares of common stock of the Company at a conversion price equal to a 50% discount to the average of the five lowest trading prices during the previous twenty trading days prior to the date of the notice of conversion from CubeSquare. On September 9, 2018, Note 2 was amended to extend the maturity date to September 27, 2019. On November 6, 2019, Note 2 was amended to extend the maturity date to September 27, 2020 ; on October 30, 2020 Note 2 was amended to extend the maturity date to September 27, 2021; and further on October 7, 2021 Note 2 was amended to extend the maturity date to September 27, 2022.

The Company analyzed the amendment to Note 1 and Note 2 under ASC 815-10-15-83 and concluded that the conversion feature within these two convertible Notes meet the definition of a derivative. The Company estimated the fair value of the derivative at each report date using the Black-Scholes valuation model to value the derivative liability related to the variable conversion rate.

The carrying value of these convertible notes is as follows:

	December 31, 2021	December 31, 2020
Face value of certain convertible notes	$25,000	$25,000
Carrying value	$25,000	$25,000

	Years ended
	December 31,
	2021	2020
Interest on the convertible notes	$2,000	$2,017

As of December 31, 2021 and December 31, 2020, the unpaid interest balance under Accounts payable and accrued liabilities – related party was $9,449 and $7,449, respectively.

As a result of the application of ASC 815, the fair value of the derivative liability associated with the conversion feature is summarized as follows:

Balance at December 31, 2019	$37,182
Change in fair value	24,500
Balance at December 31, 2020	61,682
Change in fair value	11,417
Balance at December 31, 2021	$73,099

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
December 31, 2021 and 2020

Note 4 – Convertible Note – Related Party and Derivative Liabilities (continued)

The fair value at the commitment and re-measurement dates for the Company’s derivative liabilities were based upon the following management assumptions as of December 31, 2021 and December 31, 2020 and the commitment date:

	Commitment Date	December 31, 2020	December 31, 2021
Expected dividends	0	0	0
Expected volatility	101% ~103%	316% ~ 333%	181% ~ 182%
Expected term	0.92 ~ 1 year	0.74 year	0.74 year
Risk free interest rate	1.33%	0.09%	0.58%

Note 5 – Convertible Note and Derivative Liabilities

(1) 8% Convertible notes with warrants issued in December 2019 and February 2020

In December 2019, we issued and sold in a private offering 8% convertible notes in the aggregate principal amount of $70,000. Such notes were due on December 31, 2021 and are convertible into shares of our common stock at a conversion price for each share of common stock equal to the lesser of: (a) $0.50; (b) the lowest price at which the Company has converted any convertible security of the Company (to the holder or to any third party) within 30 trading days prior to the date of delivery of the applicable notice of conversion; and (c) so long as lower than (a) or (b), such other price as the Company and the holder may agree. In connection with the 8% convertible note issuance, we issued warrants to purchase an aggregate of 70,000 shares of common stock at an exercise price of $1.00.

On February 19, 2020 we issued and sold in a private offering an 8% convertible note in the principal amount of $10,000. The note is due on February 19, 2022 and is convertible into shares of common stock at a conversion price per share equal to the lesser of: (a) $0.50; (b) the lowest price at which the Company has converted any convertible security of the Company within 30 trading days prior to the date of delivery of the applicable notice of conversion; or (c) such other price as the Company and the holder may agree. In connection with the 8% convertible note issuance, we issued warrants to purchase an aggregate of 10,000 shares of common stock at an exercise price of $1.00.

The carrying value of these convertible notes is as follows:

	December 31, 2021	December 31, 2020
Face value of certain convertible notes	$80,000	$80,000
Less: unamortized discount	(541)	(36,364)
Carrying value	$79,459	$43,636

Interest expenses associated with the convertible notes are as follows:

	Years Ended
	December 31,
	2021	2020
Amortization on debt discount	$35,823	$35,380
Interest on the convertible notes	5,496	7,212
Total	$41,319	$42,592

As of December 31, 2021 and December 31, 2020, the unpaid interest balance under Accounts payable and accrued liabilities was $12,869 and $7,373, respectively.

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
December 31, 2021 and 2020

Note 5 – Convertible Note and Derivative Liabilities (continued)

(1) 8%Convertible notes with warrants issued in December 2019 and February 2020 (continued)

The convertible notes qualify for derivative accounting and bifurcation under ASC 815. The derivative liability of the $80,000 convertible notes was calculated using the Black-Scholes pricing model to be $72,689.

As a result of the application of ASC 815, as of December 31, 2021 and 2020, the fair value of the derivative liability associated with the conversion feature is summarized as follows:

Balance at December 31, 2019	$52,185
Derivative addition associated with convertible notes	7,915
Change in fair value	32,703
Balance at December 31, 2020	92,803
Change in fair value	48,727
Balance at December 31, 2021	$141,530

The fair value at the commitment and re-measurement dates for the Company’s derivative liabilities were based upon the following management assumptions as of December 31, 2020 and December 31, 2021 and the commitment date:

	Commitment Date	December 31, 2020	December 31, 2021
Expected dividends	0	0	0
Expected volatility	154% ~173%	280% ~296%	203%~301%
Expected term	2.10 years	1.05 ~ 1.25 years	1.08 ~ 1.22 years
Risk free interest rate	1.42 ~ 1.65%	0.10%	0.39%

(2) 8% Convertible note with warrants issued on June 15, 2021

On June 15, 2021, the Company entered into a note purchase agreement with Quick Capital, LLC (“Quick Capital”) pursuant to which the Company issued a twelve-month convertible promissory note in the principal amount of $115,000 for a $100,000 investment (the “Quick Note”), which included an original issuance discount of 10% and a $3,500 credit for legal and transaction costs. In connection with the Quick Note issuance, Quick Capital was also issued a five-year warrant (the “Quick Warrant”) to purchase up to an aggregate of 115,000 shares of the Company’s common stock at an exercise price of $1.00 per share (the “Quick Warrant Shares”) subject to adjustments for dilutive issuances at lower prices.

The Quick Note is convertible into shares of common stock at a conversion price of $0.50 per share. If delivery of the conversion shares is not timely made, the Company is obligated to pay Quick Capital $2,000 for each day that the delivery is late as liquidated damages. The conversion price of the Quick Note will be reduced if the Company issues common stock or grants derivative securities for consideration at a price less than the conversion price to the amount of the consideration of such dilutive issuance. The Quick Note may not be prepaid.

The Company is subject to significant cash penalties if the Company defaults on the Quick Note or in the event shares are not issued timely when a notice of conversion is provided. If an event of default occurs, the Quick Note will become immediately due and payable in an amount equal to 150% of the then outstanding principal amount of the Quick Note plus any interest or amounts owing to Quick Capital. The default provisions are based on the type of default and include a penalty of 50% of the principal plus accrued interest due (the “Default Sum”) and a parity value of the Default Sum based on the effective conversion of the Quick Note on the date of payment of the default and the maximum stock value during the period between the default date and the payment date.

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
December 31, 2021 and 2020

Note 5 – Convertible Note and Derivative Liabilities (continued)

(2) 8% Convertible note with warrants issued on June 15, 2021

The Company valued the embedded default derivative liability of the Quick Note and the Quick Warrant liability, including the full ratchet reset feature, using Monte Carlo models.

The carrying value of the Quick Note is as follows:

	December 31, 2021	June 15, 2021
Face value of certain convertible notes	$115,000	$115,000
Less: unamortized discount	52,774)	115,000)
Carrying value	$62,226	$-

Interest expenses associated with the conversion feature is as follows:

	Years ended
	December 31,
	2021	2020
Amortization on debt discount	$62,226	$-
Day one loss associated with derivative liability	79,332	-
Interest on the convertible notes	5,016	-
Total	$146,574	$-

As a result of the application of ASC 815 as of December 31, 2021 and June 15, 2021, the fair value of the derivative liability associated with the conversion feature is summarized as follows:

Derivative liability associated with convertible note on commitment date	$51,009
Derivative liability associated with warrants on commitment date	143,323
Derivative liability at June 15, 2021	194,332
Change in fair value – convertible note	(21,597)
Change in fair value – warrants	2,633
Balance at December 31, 2021	$175,368

The fair value at the commitment and re-measurement dates for the Company’s derivative liabilities were based upon the following management assumptions as of December 31, 2021 and the commitment date:

Convertible note:	Commitment Date	December 31, 2021
Expected dividends	0	0
Expected volatility	307.10%	215.7%
Expected term	1 years	0.45 years
Risk free interest rate	0.18%	0.43%

Warrants;	Commitment Date	December 31, 2021
Expected dividends	0	0
Expected volatility	201.70%	200.90%
Expected term	5 years	4.45 years
Risk free interest rate	0.65%	0.82%

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
December 31, 2021 and 2020

Note 6 – Unsecured Short-Term Advance from Third Party

On June 20, 2019, the Company received $100,000 from a third party in the form of an unsecured, demand, non-interest-bearing, short-term advance to meet its operating needs. The advance remains outstanding at December 31, 2021 and December 31, 2020.

Note 7 – Related Party Transactions

(1) Demand Loan from related party

On May 1, 2019, the Company issued a promissory note (the “Note”) to CubeSquare in the principal amount of $50,000. The Note bears interest at the rate of 8% per annum and is due and payable by the Company upon demand from CubeSquare. The Company recorded interest expenses of $4,000 and $4,010 for the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021 and December 31, 2020, the unpaid interest balance under Accounts payable and accrued liabilities – related party was $10,674 and $6,674, respectively.

(2) Advances from Related Parties

During the year ended December 31, 2019, the Company received $135,000 from Jonah Meer, its Chief Executive Officer, in the form of an unsecured, demand, non-interest-bearing, short-term advance to help meet its operating needs. During the year ended December 31, 2020, the Company received an additional $70,000 from Jonah Meer. There were no additional advances from Mr. Meer during the year ended December 31, 2021. Mr Meer is owed $205,000 in respect to these advances at December 31, 2021.

On August 20, 2019, the Company received $50,000 from Ido Merfeld, its President, in the form of an unsecured, demand, non-interest-bearing, short-term advance to help meet its operating needs. During the year ended December 31, 2020, the Company received an additional $21,000 from Ido Merfeld. There were no additional advances from Mr. Merfeld during the year ended December 31, 2021. Mr. Merfeld is owed $71,000 in respect to these advances at December 31, 2021.

During the year ended December 31, 2020, the Company received $10,000 from CubeSquare in the form of an unsecured, demand, non-interest-bearing, short-term advance to help meet its operating needs which amount is outstanding as of December 31, 2021. The Company’s Chief Executive Officer is the managing partner and the Company’s President is a 25% owner of CubeSquare.

(3) Others

Jonah Meer, the Company’s Chief Executive Officer, made payments to various vendors during the years ended December 31, 2020 and 2019. During the year ended December 31, 2021, the Company repaid $11,575 of these advances leaving a balance payable to Mr. Meer of $16,900 at December 31, 2021 (December 31, 2020 - $28,475), which amount is reflected in accounts payable, related party.

During the year ended December 31, 2019, Ido Merfeld, the Company’s President, made payments to various vendors in the aggregate amount of $1,169. The balance payable to Mr. Merfeld of $1,169 is reflected in accounts payable, related party as of December 31, 2021 and December 31, 2020.

Note 8 – License and Research Funding Agreement / Royalty Agreement

Ariel Scientific Innovation Ltd.

On November 30, 2019, the Company entered into a royalty and license fee sharing agreement (the “Royalty Agreement”) with Ariel Scientific Innovations Ltd., a wholly owned subsidiary of Ariel University, in Ariel, Israel (“Ariel”), which, among other things, superseded and terminated the original license and research funding agreement, dated December 14, 2016, as amended, between the Company and Ariel (the “License Agreement”). Upon the occurrence of an Exit Event, as such term is described in the Royalty Agreement, including an underwritten public offering of the Company’s shares with proceeds of at least $25 million, a consolidation, merger or reorganization of the Company, and a sale of all or substantially all of the shares and/or the assets of the

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
December 31, 2021 and 2020

Note 8 – License and Research Funding Agreement / Royalty Agreement (continued)

Ariel Scientific Innovation Ltd. (continued)

Company, Ariel has the right to require the Company to issue up to 3% of the then issued and outstanding shares of its common stock. The issuance of any such shares in the future will result in dilution to the interests of other stockholders. In consideration for the parties’ agreement to terminate the License Agreement and for future general scientific collaboration between the parties, the Company agreed to pay Ariel a royalty of 1.25% of net sales (as defined in the Royalty Agreement) of products sold by the Company, or its affiliates and licensees for fifteen years from the first commercial sale in a particular country.

Services agreements which the Company had with Ariel related to laboratory access, molecular biology and neurobiology research, and other services terminated during the year ended December 31, 2020. During 2020, Ariel refunded to the Company certain previously advanced and unused funds. During the years ended December 31, 2021 and 2020 the Company expensed a total of $0 and $7,708, respectively, in relation to the aforementioned agreements.

Note 9 – Intellectual Property License Agreement and Sponsored Research Agreement

Dartmouth College – Intellectual Property License Agreement

On October 2, 2019, the Company entered into an intellectual property license agreement (the “Intellectual Property License Agreement”) pursuant to which Dartmouth granted the Company an exclusive world-wide license under the patent application entitled “Mechanically Interlocked Molecules-based Materials for 3D Printing” in the field of human and animal health and certain additional patent rights to use and commercialize licensed products and services. The license grant includes the right of the Company to sublicense to third parties subject to the terms of the Agreement.

The Agreement provided for: (i) a $25,000 license issue fee; (ii) an annual license maintenance fee of $25,000, until the first commercial sale of a licensed product or service; (iii) an earned royalty of 2% of net sales of licensed products and services by the Company or a sublicensee; (iv) 15% of consideration received by the Company under a sublicense; and (v) beginning in the first calendar year after the first commercial sale, an annual minimum royalty payment of $500,000, $1,000,000 in the second calendar year, and $2,000,000 in the third calendar year and each year thereafter. The Company will also reimburse Dartmouth for all patent preparation, filing, maintenance and defense costs.

Failure to timely make any payment due under the Agreement will result in interest charges to the Company of the lower of 10% per year or the maximum amount of interest allowable by applicable law.

The Agreement may be terminated by Dartmouth if the Company is in material breach of the Agreement which is not cured after 30 days of notice thereof or if the Company becomes insolvent. Dartmouth may terminate the Agreement if the Company challenges a Dartmouth patent or does not terminate a sublicensee that challenges a Dartmouth patent, except in response to a valid court or governmental order. The Company may terminate the Agreement at any time upon six months written notice to Dartmouth.

If the Company or any sublicensee or affiliate institutes or participates in a licensed patent challenge, the then current earned royalty rate for licensed products covered by Dartmouth patents will automatically be increased to three times the then current earned royalty rate.

On March 23, 2021, the United States Patent and Trademark Office issued U.S. Patent No. 10,954,315 to the Trustees of Dartmouth College which is directed to mechanically interlocked, molecules-based materials for 3-D printing. The patent’s inventors are Professor Chenfeng Ke, a member of the Company’s Scientific Advisory Board and Qianming Lin, Professor Ke’s assistant. The patent grant is the culmination of the Intellectual Property License Agreement between the Company and Dartmouth with respect to an exclusive world-wide license of intellectual property related to 3D printable materials in the fields of human and animal health.

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
December 31, 2021 and 2020

Note 9 – Intellectual Property License Agreement and Sponsored Research Agreement (continued)

Dartmouth College – Intellectual Property License Agreement (continued)

The Company expensed $25,000 as license fees during the years ended December 31, 2021 and 2020 with respect to such annual fee.

Dartmouth College – Sponsored Research Agreement

On July 12, 2018, the Company entered into a one-year sponsored research agreement (the “Sponsored Research Agreement”) with the Trustees of Dartmouth College (“Dartmouth”) pursuant to which the Company will support and fund the cost of research conducted by Dartmouth of mutual interest to the parties in accordance with the Agreement. Intellectual property invented or developed solely by a party will be owned by such party and intellectual property jointly invented or developed shall be jointly owned. On November 4, 2019, the parties entered into an amendment to the Sponsored Research Agreement which extended the term of the Agreement through July 14, 2020. The Sponsored Research Agreement expired by its terms in July 2020. During the year ended December 31, 2021 and 2020, the Company recorded gains of $0 and expenses of $26,809, respectively, related to the Sponsored Research Agreement.

Note 10 – Commitments

(1) Science Advisory Board Member Consulting Agreements (the “Consulting Agreements”)

As part of its ongoing program of research and development, the Company has retained distinguished scientists and other qualified individuals to advise the Company with respect to its technology and business strategy and to assist it in the research, development and analysis of the Company’s technology and products. In furtherance thereof, the Company has retained certain Advisors as members of its Scientific Advisory Board and Business Advisory Board as described below, and the Company and Advisors have entered into Consulting Agreements with the following terms and conditions:

-
Scientific Advisory Board and Consulting Services - Advisor shall provide general consulting services to Company (the “Services”) as a member of its Scientific Advisory Board (“SAB”). As a member of the SAB, Advisor agrees to provide the Services as follows: (a) attending meetings of the Company’s SAB; (b) performing the duties of a SAB member at such meetings, as established from time to time by the mutual agreement of the Company and the SAB members, including without limitation meeting with Company employees, consultants and other SAB members, reviewing goals of the Company and assisting in developing strategies for achieving such goals, and providing advice, support, theories, techniques and improvements in the Company’s scientific research and product development activities; and (c) providing consulting services to Company at its request, including a reasonable amount of informal consultation over the telephone or otherwise as requested by Company. Advisor’s consultation with Company will involve services as scientific, technical and business advisor to the Company and its management with respect to neuronal injuries and neuro degenerative diseases.

-
SAB Consulting Compensation - the Company shall grant to Advisor the option to purchase certain number of shares of the common stock of the Company as per the stock option award grant. The options are subject to terms and provisions of the Company’s 2016 Stock Option and Stock Award Plan.

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
December 31, 2021 and 2020

Note 10 – Commitments (continued)

(2) Business Advisory Board Agreements

On September 18, 2019, the Company entered into a one-year advisory board member consulting agreement with Derrick Chambers under which Mr. Chambers will serve on the Company’s Advisory Board as a business advisor. The Advisory Board Agreement will automatically renew for up to two additional one-year periods, unless earlier terminated by either party upon 30 days’ prior written notice to the other party. In consideration for serving on the Advisory Board, the Company awarded 25,000 shares of its common stock to Mr. Chambers under its 2016 Stock Option and Stock Award Plan, which shares were fully vested and recorded as advisory services on issuance. Mr. Chambers ceased to be an advisor during the year ended December 31, 2020.

On February 10, 2020, the Company entered into a one-year advisory board member consulting agreement with Michael Maizel to serve on the Company’s Advisory Board as a business advisor. The Advisory Board Agreement automatically renews for up to two additional one-year periods, unless earlier terminated by either party upon 30 days’ prior written notice to the other party. In consideration for serving on the Advisory Board, the Company granted an option to purchase 50,000 shares of common stock under the 2016 Stock Option and Award Plan subject to certain vesting terms. Due to continuing Covid-19 pandemic concerns, on August 17, 2020, the Company notified Mr. Maizel of the termination of this agreement. Mr. Maizel’s 25,000 vested options were forfeited unexercised in January 2021.

 (3) Investor Relations Agreement

On August 8, 2019, the Company entered into a six-month services agreement with PCG Advisory, Inc. (“PCG”) under which agreement PCG will provide investor relations and capital market advisory services to the Company. In consideration therefor, the Company paid PCG a monthly cash fee of $5,000 ($2,500 of which will be deferred until the Company raises at least $300,000 in a financing) and issued 50,000 shares of its common stock on August 8, 2019. After the initial six-month term, the agreement will automatically renew on a month-to-month basis unless either party notifies the other of its desire to terminate the agreement. The Company notified PCG in March 2020 of its desire to terminate the agreement.

Note 11 – Stock Plan

2016 Stock Option and Stock Award

On December 14, 2016, the Board adopted the Company’s 2016 Stock Option and Stock Award Plan (the “Plan”). The Plan provides for the award of stock options (incentive and non-qualified), stock awards and stock appreciation rights to officers, directors, employees and consultants who provide services to the Company. The terms of awards under the Plan are made by the Board. The Company has reserved 10 million shares for issuance under the Plan.

(a) Stock Options granted to Science Advisors and Business Advisors

On February 10, 2020 under the Plan, the Company granted three-year options to purchase an aggregate of 50,000 shares of its common stock at an exercise price of $2.00 per share, to a Business Advisor (Note 10(2) above). 25,000 of such shares subject to the option were immediately exercisable and expire on February 10, 2023, and 25,000 shares vest on February 10, 2021 and expire on February 10, 2024. On July 15, 2020, 25,000 unvested options were forfeited. In January 2021, 25,000 vested options were forfeited.

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
December 31, 2021 and 2020

Note 11 – Stock Plan (continued)

(b) Stock Options granted to Employees:

On December 10, 2018, the Board awarded an employee the following three-year stock options under the Plan: (i) an option to purchase 33,334 shares of common stock, exercisable on December 10, 2018 at an exercise price of $2.00 per share (ii) an option to purchase 33,333 shares of common stock exercisable on December 10, 2019 at an exercise price of $2.00 per share, and (iii) an option to purchase 33,333 shares of common stock exercisable on December 10, 2020 at an exercise price of $2.00 per share, provided the employee is providing services to the Company at the time of exercise. On March 23, 2020, the Company accelerated the vesting provision to provide for the immediate vesting of such options. 33,333 of such shares subject to the option were forfeited unexercised on December 10, 2021. The remaining option expires on March 23, 2023.

On December 10, 2019, the Board awarded an employee, the following three-year stock options under the Plan: (i) an option to purchase 33,334 shares of common stock, exercisable on December 10, 2019 at an exercise price of $2.00 per share (ii) an option to purchase 33,333 shares of common stock exercisable on December 10, 2020 at an exercise price of $2.00 per share, and (iii) an option to purchase 33,333 shares of common stock exercisable on December 10, 2021 at an exercise price of $2.00 per share, provided the employee is providing services to the Company at the time of exercise. On March 23, 2020, the Company accelerated the vesting provision to provide for the immediate vesting of such options. Such options expire on March 23, 2023.

On December 10, 2020, under the Plan, the Board awarded an employee, an immediately exercisable three-year stock option to purchase 100,000 shares of the common stock of the Company at an exercise price of $2.00 per share.

On December 22, 2021, under the Plan, the Board awarded an employee, an immediately exercisable three-year stock option to purchase 325,000 shares of the common stock of the Company at an exercise price of $2.00 per share.

The following table is the recognized compensation in respect of the above stock option compensation ((a) and (b)) which amount has been allocated as below:

	Years ended
	December 31,
	2021	2020
Research and development expenses	$223,985	$159,839

As of December 31, 2021 and December 31, 2020, total unrecognized compensation remaining to be recognized in future periods totaled $0 and $6,100, respectively.

(c) Stock Options granted to Officers:

On June 25, 2019, the Company appointed John N. Bonfiglio, PhD as its chief operating officer, effective July 1, 2019. As compensation, Dr. Bonfiglio was granted a three-year stock option to purchase 100,000 shares of common stock at an exercise price of $2.00 per share, 50,000 of which shares vested upon grant and 25,000 shares vested on each of July 1, 2020 and July 1, 2021, provided Dr. Bonfiglio was in the employ of the Company on such dates. Mr. Bonfiglio was terminated as chief operating officer as of November 30, 2019. Accordingly, all unvested stock options terminated on such date. In January 2021, 50,000 vested options were forfeited.

On December 10, 2020, the Board granted five-year options to purchase 325,000 shares of common stock to each of its two officers. The options have an exercise price of $2.00 per share and are immediately exercisable.

On December 22, 2021, the Board granted five-year options to purchase 325,000 shares of common stock to each of its two officers. The options have an exercise price of $2.00 per share and are immediately exercisable.

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
December 31, 2021 and 2020

Note 11 – Stock Plan (continued)

(c) Stock Options granted to Officers: (continued)

The following table is the recognized compensation in respect of the above stock option compensation, which amounts have been allocated as general and administrative expenses:

	Years ended
	December 31,
	2021	2020

General and administrative expenses	$435,570	$213,530

The fair value of each option award referenced above is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions at the measurement date(s):

Measurement date
Dividend yield	0%
Expected volatility	114.69 ~ 198.38%
Risk-free interest rate	0.39% ~ 2.68%
Expected life (years)	3 ~ 5
Stock Price	$0.38 ~ 2.80
Exercise Price	$0.40 ~ 2.00

A summary of the activity for the Company’s stock options at December 31, 2021 and December 31, 2020, is as follows:

	December 31, 2021			December 31, 2020
		Weighted Average Exercise	Weighted Average Remaining Contractual Life		Weighted Average Exercise	Weighted Average Remaining Contractual Life
	Shares	Price	(in years)	Shares	Price	(in years)
Outstanding, beginning of period	3,276,666	$2	3.28	2,515,000	$1.98	3.78
Granted	975,000	-	-	800,000	$2	-
Exercised	-	-	-	-	$-	-
Canceled/forfeited	(153,334)	$2	-	(38,334)	$2	-
Outstanding, end of period	4,098,332	$2	3.08	3,276,666	$2	3.28
Options exercisable, end of period	4,098,332	$2	2.59	3,243,333	$2	3.28
Options expected to vest, end of period	-	$-	-	33,333	$2	2
Weighted average fair value of options granted		$2			$1.98

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
December 31, 2021 and 2020

Note 12 – Capital Stock

Authorized:

The Company has authorized 100,000,000 shares of common stock, par value $0.0001, and 10,000 shares of preferred stock which is designated as Series A Preferred Stock, par value $0.001.

Series A Preferred Stock:

The Series A Preferred Stock is redeemable at the option of the Company at any time, in whole or in part, upon 10 trading days prior notice, at a price of $1.00 per share plus 4% per annum from the date of issuance (the “Stated Value”). The holders of the Series A Preferred Stock are entitled to a liquidation preference equal to the Stated Value, prior to the holders of other preferred stock or common stock. The holders of the Series A Preferred Stock have the right to convert such stock into common stock at a conversion rate equal to the Stated Value as of the conversion date divided by the average closing price of the common stock for the five previous trading days. The Company is required to reserve sufficient number of shares for the conversion of the Series A Preferred Stock. The holders of Class A Preferred Stock shall vote together as a single class with the holders of the Company’s common stock and the holders of any other class or series of shares entitled to vote with the common stock, with the holders of Class A Preferred Stock being entitled to 66 2/3% of the total votes on all such matters, regardless of the actual number of shares of Class A Preferred Stock then outstanding.

There was a total of 2,000 shares of Series A Preferred Stock issued and outstanding as of December 31, 2021 and December 31, 2020.

Common Stock

In August 2020, the Company sold an aggregate of 200,000 shares of its common stock with a five-year warrant to purchase an aggregate of 100,000 shares of common stock at an exercise price of $1.00 per share (the “Warrant Shares”) to investors in a private offering for aggregate gross proceeds of $100,000. The proceeds will be used for general corporate purposes. The Warrant Shares have “piggyback” registration rights and the warrant has a provision for cashless exercise. In addition, the warrant may not be exercised if it would result in beneficial ownership by the holder and his affiliates of more than 9.99% of the Company’s outstanding shares of common stock.

There was a total of 13,289,789 shares of common stock issued and outstanding as of December 31, 2021 and December 31, 2020.

Common Stock Purchase Warrants

As of December 31, 2021 and December 31, 2020, the following common stock purchase warrants were outstanding:

	Warrants		Weighted Average Exercise Price
Outstanding – December 31, 2019	70,000	(1)	$1.00
Granted	110,000	(2)(3)	1.00
Canceled/forfeited	-		-
Exercised	-		-
Outstanding – December 31, 2020	180,000		1.00
Outstanding – December 31, 2020	180,000		1.00
Granted	115,000	(4)	$1.00
Canceled/forfeited	-		-
Exercised	-		-
Outstanding –December 31, 2021	295,000		$1.00

QRONS INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
December 31, 2021 and 2020

Note 12 – Capital Stock (continued)

Common Stock Purchase Warrants (continued)

(1) During the year ended December 31, 2019, the Company granted certain convertible noteholders warrants to purchase an aggregate of 70,000 shares of common stock at an exercise price of $1.00. The fair value of the warrants was $36,410 and recorded as financing cost.

(2) During the year ended December 31, 2020, the Company granted a convertible noteholder a warrant to purchase 10,000 shares of common stock at an exercise price of $1.00. The fair value of the warrant was $3,400 and recorded as financing cost.

(3) Each two shares of common stock purchased in a private offering included one warrant to purchase an additional share of common stock at an exercise price of $1.00.

(4) On June 15, 2021, the Company granted a convertible noteholder a warrant to purchase 115,000 shares of common stock at an exercise price of $1.00, subject to adjustments for full ratchet resets for dilutive issuances at lower prices.

The fair value of the outstanding common stock purchase warrants was calculated using the Black-Scholes option-pricing model with the following assumptions at the measurement date(s):

Measurement date
Dividend yield	0%
Expected volatility	97.90 ~ 20.70%
Risk-free interest rate	0.16 ~ 1.72%
Expected life (years)	2.71 ~ 5.00
Stock Price	$0.25 ~ $0.99
Exercise Price	$0.40 ~ $1.00

Note 13 – Subsequent Events

The Company has evaluated events for the period through the date of the issuance of these financial statements and determined that there are no additional events requiring disclosure.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the SEC registration fee filing fee.

Amount to be
Item	paid
SEC registration fee	$399.17
Legal fees and expenses	10,000.00
Accounting fees and expenses	1,000.00
Total	$11,399.17

Item 14. Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by the Wyoming Business Corporation Act (the "WBCA"), our Articles of Continuance and our Bylaws.

Wyoming Business Corporation Act

The WBCA, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein.

The WBCA provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to the WBCA; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The WBCA provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to the WBCA; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The WBCA provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our Bylaws

Our Bylaws provide that we shall have the power to indemnify any of our employees or agents who acted in good faith and in a manner believed to be in the best interests of the corporation and had no reasonable cause to believe that their actions were unlawful.

We intend to enter into indemnification agreements with our directors and officers. These agreements will provide broader indemnity rights than those provided under the Wyoming General Corporation Law and our certificate of incorporation and by-laws. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against us or our directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by us, and we would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to our benefit but would be offset by our obligations to the director or officer under the indemnification agreement.

Item 15. Recent Sales of Unregistered Securities

The following list sets forth information as to all securities we have sold during the last three years which were not registered under the Securities Act.

On October 8, 2018, the Company sold 22,728 shares of its common stock to an accredited investor for $25,000 pursuant to a subscription agreement.

On December 10, 2018, the Company awarded Liat Hammer an immediately exercisable five-year option to purchase an aggregate of 145,000 shares of common stock at an exercise price of $2.00 per share in consideration for science advisory services provided to the Company.

On December 10, 2018, the Company awarded Matanel Tfilin an option to purchase an aggregate of 100,000 shares of common stock at $2.00 per share, of which (i) 33,334 shares subject to the option were immediately exercisable for three years (ii) 33,333 shares became exercisable on December 10, 2019 for three years, and (iii) 33,333 shares became exercisable on December 10, 2020 for three years, for stem cell research services provided to the Company.

On December 10, 2018, the Company awarded each of Jonah Meer, Chief Executive Officer of the Company, and Ido Merfeld, President of the Company, an immediately exercisable five-year option to purchase an aggregate of 325,000 shares of common stock at an exercise price of $2.00 per share in consideration for services provided to the Company.

On December 26, 2018, the Company sold 22,728 shares its common stock to an accredited investor for $25,000 pursuant to a subscription agreement.

On January 28, 2019, the Company issued 30,000 shares to an advisor for serving on the Company’s advisory board.

On February 15, 2019, the Company sold 25,000 shares to an accredited investor for $25,000 pursuant to a subscription agreement in a private offering.

On February 25, 2019, the Company sold 15,000 shares to an accredited investor for $15,000 pursuant to a subscription agreement in a private offering.

On April 3, 2019, the Company sold 25,000 shares of our common stock to an accredited investor for $25,000 pursuant to a subscription agreement in a private offering.

On May 1, 2019, the Company issued a promissory note to CubeSquare, LLC in the principal amount of $50,000. The note bears interest at the rate of 8% per annum and is due and payable by the Company upon demand from CubeSquare. The note may be prepaid, at the option of the Company, in whole or in part, at any time, without premium or penalty.

On June 25, 2019, John Bonfiglio, the Company’s former chief operating officer, was granted 50,000 shares of common stock of the Company, 37,500 of which shares vested on July 1, 2019 and a stock option to purchase 100,000 shares of common stock at an exercise price of $2.00 per share. Unvested shares and the stock option terminated with Mr. Bonfiglio’s termination from the Company.

On August 8, 2019, the Company issued 50,000 shares of  common stock to PCG Advisory, Inc. for advisory services provided to the Company.

On September 18, 2019, the Company issued 25,000 shares of common stock to Derrick Chambers for serving on the Company’s advisory board.

On December 17, 2019, the Company granted a five-year immediately exercisable option to purchase 325,000 shares of its common stock at an exercise price of $2.00 per share, to each of Jonah Meer, its Chief Executive Officer, and Ido Merfeld, its President, for services provided to the Company.

On December 17, 2019, the Company granted three-year options to purchase an aggregate of 100,000 shares of the Company’s common stock at an exercise price of $2.00 per share, to Liat Hammer, the Company’s Director of Research for services provided to the Company. 33,334 of such shares subject to the option are immediately exercisable and expire on December 17, 2022, 33,333 shares vest on December 17, 2020 and expire on December 17, 2023 and 33,333 shares vest on December 17, 2021 and expire on December 17, 2024.

On December 31, 2019, the Company issued an aggregate of 9,980 shares of common stock to two investors upon the exercise of warrants.

In September 2020, the Company sold an aggregate of 200,000 shares of its common stock with a five-year warrant to purchase an aggregate of 100,000 shares of common stock at an exercise price of $1.00 per share to investors in a private offering for aggregate gross proceeds of $100,000.

On December 22, 2021, the Company granted Liat Hammer an immediately exercisable five-year option to purchase an aggregate of 325,000 shares of common stock at an exercise price of $2.00 per share in consideration for science advisory services provided to the Company.

On December 22, 2021, the Company granted an immediately exercisable five-year option to purchase 325,000 shares of its common stock at an exercise price of $2.00 per share, to each of Jonah Meer, its Chief Executive Officer, and Ido Merfeld, its President, for services provided to the Company.

None of the above issuances involved any underwriters, underwriting discounts or commissions, or any public offering and we believe are exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof and/or Regulation D or Regulation S promulgated thereunder. All purchasers of securities in transactions exempt from registration pursuant to Regulation D represented to us that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Exhibit

3.1	Articles of Incorporation of the Company (1)
3.2	Certificate of Designation of Series A Preferred Stock (1)
3.3	Bylaws of the Company (1)
3.4	Amendment to Articles of Incorporation (2)
4.1	2016 Stock Option and Stock Award Plan (1)
4.2	Description of Securities (18)
5.1	Opinion of Brenner & Associates, PLLC (20)
10.1	$10,000 8% Convertible Debenture Agreement, dated September 1, 2016, between the Company and CubeSquare LLC (1)
10.2	License and Research Funding Agreement, dated December 14, 2016, between the Company and Ariel University R&D Co., Ltd. (1)
10.3	Form of Subscription Agreement for the Company's Regulation D private offering which closed January 27, 2017 (1)
10.4	Form of Common Stock Purchase Warrant for the Company's Regulation D private offering which closed January 27, 2017 (1)
10.5	Option Agreement between Trustees of Dartmouth College and the Company (3) **
10.6	Addendum #1 to License and Research Funding Agreement, effective December 13, 2017, between the Company and Ariel Scientific Innovations Ltd. (4)
10.7	Services Agreement, dated December 14, 2017, between Ariel Scientific Innovations Ltd., Ariel, Israel and the Company (4)
10.8	Subscription Agreement, dated January 23, 2017, between the Company and Coventus Holdings SA (4) (5)
10.9	Advisory Board Consulting Agreement, dated January 23, 2017, between the Company and Pavel Hilman (5)
10.10	First Amendment to $10,000 8% Convertible Debenture, dated September 28, 2017, between the Company and CubeSquare LLC (6)
10.11	$15,000 8% Convertible Debenture, dated September 27, 2017, between the Company and CubeSquare LLC(6)
10.12	Form of Advisory Board Member Consulting Agreement (6)
10.13	First Amendment to Services Agreement, dated April 12, 2018, between the Company and Ariel Scientific Innovations Ltd. (7)
10.14	Sponsored Research Agreement, made as of July 12, 2018, between the Company and Trustees of Dartmouth College (8)
10.15	Second Amendment to Services Agreement, dated December 12, 2018, between the Company and Ariel Scientific Innovations Ltd. (9)
10.16	First Amendment to $15,000 8% Convertible Debenture, dated September 9, 2018 (10)
10.17	Second Amendment to the $10,000 8% Convertible Debenture, dated September 9, 2018 (10)
10.18	Services Agreement, dated March 6, 2018, between the Company and Ariel Scientific Innovations Ltd. (11)
10.19	First Amendment to Services Agreement, dated April 11, 2019 between the Company and Ariel Scientific Innovations Ltd. (11)
10.20	$50,000 8% Demand Promissory Note, dated May 1, 2019 issued to CubeSquare, LLC (12)
10.21	Term Sheet, effective July 1, 2019, between the Company and John Bonfiglio (13)
10.22	Services Agreement, dated August 8, 2019, between the Company and PCG Advisory, Inc. (14)
10.23	Intellectual Property License Agreement, entered into on October 2,2019, between the Company and Trustees of Dartmouth College (15)
10.24	First Amendment to Sponsored Research Agreement, dated November 4, 2019, between the Company and Trustees of Dartmouth College (16)
10.25	Royalty and License Fee Sharing Agreement, dated November 30, 2019, between the Company and Ariel Scientific Innovations Ltd. (17)
10.26	Third Amendment to Services Agreement, dated December 8, 2019, between the Company and Ariel Scientific Innovations Ltd.(18)
10.27	Form of Securities Purchase Agreement for 8% Convertible Promissory Notes (18)
10.28	Form of 8% Convertible Promissory Note (18)
10.29	Note Purchase Agreement, dated June 15, 2021, between the Company and Quick Capital, LLC (19)
10.30	Convertible Promissory Note, dated June 15, 2021, issued to Quick Capital, LLC (19)
10.31	Common Stock Purchase Warrant, dated June 15, 2021 issued to Quick Capital, LLC (19)
10.32	Fourth Amendment to $15,000 8% Convertible Debenture, dated October 7, 2021(20)
10.33	Fifth Amendment to $10,000 8% Convertible Debenture, dated October 7, 2021(20)
10.34	Form of Subscription Agreement (21)
23.1*	Consent of Heaton & Company, PLLC
23.2	Consent of Brenner & Associates, PLLC (included in Exhibit 5.1)
107*	Filing Fee Table
__________
* Filed herewith
**Portions of Exhibit 10.5 have been omitted pursuant to a confidential treatment request granted by the SEC.

(1) Incorporated by reference to the corresponding exhibit to the Company's Registration Statement on Form S-1 filed with the SEC on March 13, 2017
(2) Incorporated by reference to the corresponding exhibit to the Company's Current Report on Form 8-K filed with the SEC on August 11, 2017
(3) Incorporated by reference to the corresponding exhibit to the Company's Current Report on Form 8-K filed with the SEC on October 20, 2017
(4) Incorporated by reference to the corresponding exhibit to the Company's Current Report on Form 8-K filed with the SEC on December 15, 2017
(5) Incorporated by reference to the corresponding exhibit to the Company's Current Report on Form 8-K filed with the SEC on February 12, 2017
(6) Incorporated by reference to the corresponding exhibit to the Company's Annual Report on Form 10-K filed with the SEC on March 2, 2018
(7) Incorporated by reference to the corresponding exhibit to the Company's Current Report on Form 8-K filed with the SEC on April 16, 2018
(8) Incorporated by reference to the corresponding exhibit to the Company's Current Report on Form 8-K filed with the SEC on July 18, 2018
(9) Incorporated by reference to Exhibit 10.14 to the Company's Current Report on Form 8-K filed with the SEC on December 14, 2018
(10) Incorporated by reference to the corresponding exhibit to the Company's Annual Report on Form 10-K filed with the SEC on March 25, 2019
(11) Incorporated by reference to the corresponding exhibit to the Company's Current Report on Form 8-K filed with the SEC on April 16, 2019
(12) Incorporated by reference to the corresponding exhibit to the Company's Current Report on Form 8-K filed with the SEC on May 3, 2019
(13) Incorporated by reference to the corresponding exhibit to the Company's Current Report on Form 8-K filed with the SEC on June 27, 2019
(14) Incorporated by reference to the corresponding exhibit to the Company's Current Report on Form 8-K filed with the SEC on August 12, 2019
(15) Incorporated by reference to the corresponding exhibit to the Company's Current Report on Form 8-K filed with the SEC on October 8, 2019
(16) Incorporated by reference to the corresponding exhibit to the Company's Current Report on Form 8-K filed with the SEC on November 6, 2019
(17) Incorporated by reference to the corresponding exhibit to the Company's Current Report on Form 8-K filed with the SEC on December 3, 2019
(18) Incorporated by reference to the corresponding exhibit to the Company's Annual Report on Form 10-K filed with the SEC on March 30, 2020.
(19) Incorporated by reference to the corresponding exhibit to the Company's Current Report on Form 8-K filed with the SEC on June 21, 2021.
(20) Incorporated by reference to the corresponding exhibit to the Company's Registration Statement on Form S-1 filed with the SEC on December 1, 2021.
(21) Incorporated by reference to the corresponding exhibit to the Company's Registration Statement on Form S-1/A filed with the SEC on January 3, 2022.

Item 17. Undertakings

The registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fi de offering thereof.
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
 (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Signatures

Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on March 18 , 2022.

QRONS INC.

Date: March 18 , 2022	By:	/s/ Jonah Meer
Jonah Meer
Chief Executive Officer, Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jonah Meer	Chief Executive Officer, Chief Financial Officer, Secretary and a Director (Principal Executive Officer and Principal Financial and Accounting Officer)	March 18 , 2022
Jonah Meer

/s/ Ido Merfeld	President and a Director	March 18 , 2022
Ido Merfeld